                               TABLE OF CONTENTS

1.       SALE AND TRANSFER OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 1.1      Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 1.2      Sale of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-

2.       PURCHASE PRICE; PAYMENT; ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
                 2.1      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
                 2.2      Initial Purchase Price Adjustments; Funded Debt; Working Capital  . . . . . . . . . . . .  -14-
                 2.3      Further Purchase Price Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
                 2.4      CAPEX; Rig Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
                 2.5      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
                 2.6      Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-

3.       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
                 3.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
                 3.2      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
                 3.3      Enforceability; Conflicts, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
                 3.4      Title to Shares; Shares Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
                 3.5      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
                 3.6      Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
                 3.7      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
                 3.8      No Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
                 3.9      Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
                 3.10     Tax Returns and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
                 3.11     Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
                 3.12     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
                 3.13     No Defaults; Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
                 3.14     Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
                 3.15     Assets, Liabilities and Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . .  -35-
                 3.16     Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
                 3.17     Minute Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
                 3.18     Payment of Expenses of Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . .  -37-
                 3.19     Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
                 3.20     Patents, Trademarks, Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . .  -38-
                 3.21     Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
                 3.22     Use of Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
                 3.23     Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
                 3.24     Performance Bonds; Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
                 3.25     Certain Property on Rigs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
                 3.26     Rig Classifications and Certifications; Shipping Laws . . . . . . . . . . . . . . . . . .  -40-
                 3.27     Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -41-

                 3.28     Rig Equipment; Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
                 3.29     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
                 3.30     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
                 3.31     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
                 3.32     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
                 3.33     LIMITATION OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . .  -45-

4.       REPRESENTATIONS AND WARRANTIES BY BUYER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
                 4.1      Organization and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
                 4.2      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -46-
                 4.3      No Violation; Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
                 4.4      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
                 4.5      Notice; Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
                 4.6      No Section 338 Election.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-

5.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
                 5.1      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
                 5.2      Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
                 5.3      Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
                 5.4      Matters Involving Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-

6.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -55-
                 6.1      Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -55-
                 6.2      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -56-
                 6.3      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -56-
                 6.4      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -56-
                 6.5      Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -57-
                 6.6      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -57-
                 6.7      Casualty Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -57-
                 6.8      Board and Shareholder Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -57-
                 6.9      Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -57-
                 6.10     HRC Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -58-

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -58-
                 7.1      Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -58-
                 7.2      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -58-
                 7.3      Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
                 7.4      Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
                 7.5      Board Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
                 7.6      Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
                 7.7      HRC Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-

8.       COVENANTS OF SELLER PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -59-
                 8.1      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -60-
                 8.2      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -60-
                 8.3      Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -61-
                 8.4      Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -62-
                 8.5      Rig Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -64-
                 8.6      Unpaid Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -66-
                 8.7      Seller Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
                 8.8      False Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-

9.       COVENANTS OF BUYER PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
                 9.1      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -67-
                 9.2      Guaranty Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-
                 9.3      Due Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-
                 9.4      False Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-
                 9.5      Buyer Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -68-

10.      OTHER COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-
                 10.1     Post Closing Assistance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -69-
                 10.2     Company's Employees, Stand Alone Entities . . . . . . . . . . . . . . . . . . . . . . . .  -69-
                 10.3     Employee Benefits . . . . . . . . . . . . . . . . . . .  . . . . . . . . . . .  . . . . .  -70-
                 10.4     Certain Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -73-
                 10.5     Taking of Necessary Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -76-
                 10.6     Press Releases and Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . .  -76-
                 10.7     Shareholder Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -76-

11.      EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -77-

12.      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -77-
                 12.1     Causes for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -77-
                 12.2     Effect of Termination; Liquidated Damages; Fees . . . . . . . . . . . . . . . . . . . . .  -78-

13.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -80-

14.      GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-
                 14.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-
                 14.2     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-
                 14.3     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-
                 14.4     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-
                 14.5     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -81-

15.      ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -82-
                 15.1     Rules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -82-

                 15.2     Powers and Selection.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -82-
                 15.3     Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -83-
                 15.4     Award . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -83-
                 15.5     Service . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -84-
                 15.6     Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -84-

16.      GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -84-
                 16.1     Arbitration Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -84-
                 16.2     Other Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -84-

17.      COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -85-

18.      NO THIRD-PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -85-

19.      SUCCESSION AND ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -85-

20.      CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -85-

21.      INCORPORATION OF EXHIBITS AND SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -86-

22.      SPECIFIC PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -86-

LIST OF EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -88-

                            STOCK PURCHASE AGREEMENT



         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated as of May __, 1997 by and among TRENERGY (MALAYSIA) BHD, a Malaysian public limited company ("Seller"), PARKER DRILLING COMPANY, a Delaware corporation ("Parker") and PARKER DRILLING OFFSHORE COMPANY, a Delaware corporation and a wholly-owned subsidiary of Parker ("Parker Offshore") (Parker and Parker Offshore being hereinafter referred to collectively as "Buyer");

                                   WITNESSETH

         WHEREAS:

         (1) Seller owns and wishes to sell to Buyer the following shares (collectively, the "Shares"):

         (a) EIGHTEEN MILLION THIRTY FOUR THOUSAND THREE HUNDRED EIGHTY FOUR (18,034,384) shares of common stock, par value of $1.00 each, representing one hundred percent (100%) of all of the issued and outstanding shares of common stock ("HOC Common Stock") of Hercules Offshore Corporation, a Texas corporation ("HOC"); and

         (b) FOUR MILLION (4,000,000) shares of Series A non-voting cumulative preferred stock, issued at a price of $1.00 each, representing one hundred percent (100%) of all of the issued and outstanding Series A non-voting cumulative preferred stock ("HOC Preferred Stock") of HOC; and

         (2) Buyer has agreed to purchase the Shares for the consideration hereinafter expressed on condition that Buyer is also able to purchase all of the shares of capital stock of Hercules Rig

Corp., a Texas corporation ("HRC"), pursuant to the provisions of a Stock Purchase Agreement of even date with this Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.       SALE AND TRANSFER OF SHARES.

         1.1     Definitions.

         "AFFILIATE" or "AFFILIATES" means, with respect to Buyer or Seller, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with Buyer or Seller, respectively. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") used with respect to either Buyer or Seller, shall mean the possession, directly or indirectly of the beneficial ownership of fifty (50) percent or more of the voting securities of Buyer or Seller, as applicable.

         "AGP" means Andrade Gutierrez Perfuracao, Ltda., a Brazilian limited liability company and the parent company of Driltech.

         "AGREED CAPEX" has the meaning set forth in Section 2.4.

         "AGREEMENT" has the meaning set forth in the preamble.

         "ASSETS" means the Rigs, the Real Property Leases, the Bareboat Charters, the Contracts, and all other tangible or intangible assets, benefits, contracts and contract rights owned or enuring to the benefit of the Company including, without limitation, the assets reflected in the Company's Financial Statements in accordance with GAAP.

         "ASSUMED DEBT" has the meaning set forth in Section 2.2(a).

         "AUDIT DATE" means December 31, 1996.

         "BAREBOAT CHARTERS" means (a) Bareboat Charter Agreement for Rig 25 dated April 8, 1994, as amended, between HRC, as owner, and HOC, as charterer; and (b) Bareboat Charter Agreement for Rig 22, dated January 1, 1997 between HRC, as owner and HOC, as charterer.

         "BENEFIT PLANS" has the meaning set forth in Section 3.9(a)(iii).

         "BUYER" has the meaning given to such term in the preamble.

         "BUYER TERMINATION EVENT" has the meaning set forth in Section
12.1(b).

         "CAPITAL LEASES" means all capital leases of the Company, as listed in
Exhibit 1.1(i).

         "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections
9601-9675.

         "CLOSING" and "CLOSING DATE" have the meanings set forth in Section
2.4.

         "COAST GUARD" means the United States Coast Guard as defined in 46 U.S.C. Section 2101.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" means HOC.

         "CONTRACTS" means the Real Property Leases, Drilling Contracts, Bareboat Charters, the Driltech Lease and all other contracts to which the Company or any of its Assets are subject which obligate the Company to make or entitle the Company to receive payments in excess of $100,000 but does not include any Benefit Plans.

         "CORPORATE CHARTER DOCUMENTS" has the meaning set forth in Section 3.1 hereof.

         "DAMAGES" has the meanings set forth in Sections 5.2(a) and 5.3(a).

         "DRILLING CONTRACTS" means all drilling or workover contracts listed in Exhibit 1.1(ii).

         "DRILTECH" means Driltech Inc., a Cayman Islands' company.

         "DRILTECH LEASE" means the Equipment Lease Agreement for Rig 1 between HOC, Driltech and AGP executed on May 3, 1996, but effective as of February 5, 1996, as amended by an agreement dated July 23, 1996, a true copy of which has been delivered to Buyer.

         "ENVIRONMENTAL LAWS" or "LAW" means the federal and state environmental laws, health and safety laws, rules or regulations, with respect to the business or operations of the Company, of the United States of America and all other applicable jurisdictions, including, but not limited to CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901-6992k, the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act ("TSCA") , 15 U.S.C. Sections 2601-2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300F-300J, the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq. ("OSHA") and all similar federal, state (including, but not limited to, environmental, health and safety laws of the State of Texas) and local statutes, ordinances and the regulations, orders and decrees promulgated thereunder.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FINANCIAL STATEMENTS" means all books of account and financial statements of the Company delivered by Seller to Buyer and listed in Exhibit 3.7(a).

         "FREEPORT INDEMNITY" has the meaning set forth in Section 5.2(c)(i)

         "FREEPORT INDEMNITY DEMAND" has the meaning set forth in Section 5.2(c)(iii).

         "FUNDED DEBT" means all outstanding principal, interest, fees, prepayment penalties and other amounts owed by HOC (a) to Heller pursuant to the terms of the Heller Loan; (b) to Southwest Bank pursuant to the Southwest Revolver; (c) pursuant to the Shareholder Loan ; and (d) pursuant to the Capital Leases.

         "GAAP" means generally accepted accounting principles that are consistent with principles promulgated or adopted in the United States with respect to the Company. With respect to the Seller, GAAP shall be deemed to mean generally accepted accounting principles consistently applied in Malaysia.

         "GOVERNMENTAL AGENCY" means any government or any state, department or other political subdivision thereof or governmental body, agency, authority, department or commission (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by any of the foregoing.

         "GUARANTY RELEASE" has the meaning set forth in Section 2.2(a).

         "HOC" means Hercules Offshore Corporation.

         "HOC COMMON STOCK" means the 18,034,384 shares of common stock, par value of $1.00 each, representing 100% of the issued and outstanding shares of common stock of HOC.

         "HOC PREFERRED STOCK" means the 4,000,000 shares of Series A non-voting cumulative preferred stock, issued at a price of $1.00 each, representing 100% of the issued and outstanding shares of Series A non-voting cumulative preferred stock of HOC.

         "HRC" means Hercules Rig Corp., a Texas corporation, the owner of Rig 25 and bareboat charterer from IOLP of Rig 22.

         "HRC AGREEMENT" means the Stock Purchase Agreement between the shareholders of HRC and Buyer of even date herewith.

         "HSR" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

         "HAZARDOUS SUBSTANCES" means any substance or material that is defined or otherwise listed as a hazardous substance pursuant to CERCLA, as a toxic substance pursuant to TSCA, a hazardous waste pursuant to RCRA, a hazardous material pursuant to the Hazardous Materials Transportation Act or any petroleum material that in its concentration and location presents a material endangerment to human health or the environment.

         "HELLER" means Heller Financial, Inc. of Chicago, Illinois and its assignees and participants.

         "HELLER LOAN" means the term loan of $15,000,000 from Heller to HOC pursuant to a Loan and Security Agreement dated as of December 23, 1996 and the Promissory Note in connection therewith, dated December 27, 1996 together with all fees, prepayment penalties and other amounts with respect thereto.

         "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" have the meanings set forth in Section 5.4(a).

         "INVENTORY" means any and all inventory of the Company recorded, in accordance with GAAP, in the Company's Financial Statements.

         "IOLP" means Isabella Offshore Limited Partnership, of San Francisco, California, the owner and bareboat charterer to HRC of Rig 22.

         "IRS" means the Internal Revenue Service of the United States.

         "LAFAYETTE LEASE" means that certain Lease Agreement dated as of December 15, 1996, between HOC and Pedro Petroleum for the lease by HOC of land and improvements for its purchasing office in Lafayette, Louisiana.

         "LENDERS" means collectively the various lenders or lessors, as appropriate, under the Funded Debt, or individually a "Lender."

         "LENDER CONSENTS" means approvals required of either or all of the Lenders.

         "LIABILITIES" means all liabilities of the Company from time to time recorded in the Company's Financial Statements in accordance with GAAP.

         "MARKS" means the trademarks, trade names, and service marks of HOC listed in Exhibit 3.22 hereto.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" or "AFFECT" means, with respect to any person, a change, event or result that (a) adversely affects or impairs, as appropriate, the value of any of its Assets by an amount in excess of $7,500,000 or (b) creates or results in the incurrence of a liability or obligation of such person of an amount in excess of $7,500,000.00.

         "NAME" has the meaning set forth in Section 3.22.

         "OFFICE LEASE" means that certain Lease Agreement dated as of April 28, 1992, between HOC and Dan-Columbia Associates for the lease of office space at 11011 Richmond Avenue, Houston, Texas 77042.

         "PERMITTED LIENS" means:

                 (a) preferred mortgage liens, liens, security interests and encumbrances on the Rigs and certain other assets of HOC under the Heller Loan and the Southwest Revolver;

provided, however, that this category of lien shall only be permitted on the Closing Date if same are assumed by Buyer;

                 (b) all rights, benefits and interests (including the option to purchase) of Driltech, AGP, Cliffs Drilling Company and their assignees, in and to Rig 1 under the Driltech Lease, and all rights and benefits of Petrobras, if any, to the use of Rig 1 under the Petrobras Contract;

                 (c) the Shares Pledge, but shall only be permitted at Closing if Buyer assumes the Heller Loan;

                 (d)      shipyards' and worker's liens on Rig 14 and Rig 3;

                 (e) liens for Taxes, assessments and governmental charges not yet due and payable or the validity of which are being diligently contested in good faith by appropriate proceedings;

                 (f) statutory, common law and maritime liens (including liens for insurance premiums or calls), purchase money liens, liens securing debt under capital leases and other liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of the Company;

                 (g) charterer's liens or other similar liens in the ordinary course of business under the Drilling Contracts as to which there is no default on the part of the Company;

                 (h) liens in connection with Worker's Compensation, unemployment insurance or other Social Security, pension or public liability obligations; and

                 (i) liens in connection with any litigation or other proceeding or arising out of a judgment or award for which an appeal is being prosecuted, as disclosed in Exhibit 3.12;

provided, however, that at the Closing "Permitted Liens" shall not include any liens for Taxes, assessments or governmental charges filed of record against the Assets, or statutory or maritime liens filed of record against the Assets, unless any such liens are being diligently contested in good faith by appropriate proceedings and are disclosed in Exhibit 3.12.

         "PETROBRAS" means Petroleo Brasileiro S.A. - Petrobras, the Brazilian national oil company.

         "PETROBRAS CONTRACT" means that certain Lease Contract No. 101.2.061.96-4 and Service Contract No. 101.2.062.96-7 for Rig 1, each dated September 2, 1996 between Petrobras and AGP, as both have or will shortly be assigned to Cliffs Drilling Company.

         "PRE-CLOSING TAXABLE PERIOD" means all or a portion of (i) any taxable period up to and including the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax items, assets, capital or operations of the Company arising on or before, or existing as of, the Closing Date.

         "PROJECTED CAPEX" means the scope of work and amount of expenditures incurred prior to the survey date set forth in Section 2.4 plus all future amounts projected by the Company for certain capital projects relating to the Rigs, as listed in Exhibit 2.4(a) hereto.

         "PURCHASE PRICE" means the price paid by Buyer for the Shares pursuant to, and as same may be adjusted under, the provisions of Section 2.2.

         "REAL PROPERTY LEASES" means the Lafayette Lease and the Office Lease.

         "RESTORATION SHORTFALL" has the meaning set forth in Section 8.5(c).

         "RIG CASUALTY EVENT" has the meaning set forth in Section 8.5(c).

         "RIG EQUIPMENT" means any and all drilling machinery and equipment (including, without limitation, floor tools and blow-out preventers), engines, machinery, equipment, mooring systems and equipment, riser tensioner systems and equipment, boots, covers, anchors, chains, cables, tackle, rigging, apparel, furniture, computers and computer equipment, computer software, fittings and equipment, tools, pumps and pumping equipment, living quarters located thereon, spare components and parts, tubulars, drill pipe, drill collars, racking, supporting inventory and stores (unless classified as Inventory), and all other appurtenances thereto appertaining or belonging to any of the Rigs (including items under Capital Leases to HOC), including, to the extent such items are owned by HOC, appertaining or belonging to Rig 22, whether located on the Rigs, or located elsewhere; and all top drives and related equipment owned by HOC and used in connection with the Rigs; excluding, however, Rig Rental Equipment and other equipment and stores owned by (a) any operator, third-party suppliers (such as catering consumables, cement units or logging equipment) or otherwise, or (b) with respect to Rig 1, by Driltech, AGP or Petrobras, or (c) with respect to Rig 22, by IOLP or HRC or (d) with respect to Rig 25, by HRC.

         "RIG LOANS" means all sums advanced prior to the Closing Date by Buyer to HOC in connection with the Agreed CAPEX.

         "RIG LOANS NOTE" means the promissory note executed by Seller on even date herewith in connection with the Rig Loans, in the form of Exhibit 2.4(c).

         "RIG RENTAL EQUIPMENT" means rental equipment on board the Rigs or stored elsewhere, which is leased or rented by HOC from third parties for use in its normal operations.

         "RIG RESTORATION AMOUNT" has the meaning set forth in Section 8.5(c).

         "RIGS" means all platform and jack-up drilling or workover rigs and their associated Rig Equipment and Inventory, owned, chartered or operated by the Company, which rigs are identified by numbers, as set forth in Exhibits 3.15(b) and 3.15(c).

         "SELLER" means Trenergy (Malaysia) BHD.

         "SELLER TERMINATION EVENT" has the meaning set forth in Section
12.1(c).

         "SHAREHOLDER ADVANCE" means all cash sums advanced by the Company to Seller prior to the Closing Date.

         "SHAREHOLDER LOAN" shall mean all principal, interest and other amounts owed by HOC, as of the Closing Date, to the individual shareholders and former shareholders of HOC as listed in Exhibit 1.1(iii).

         "SHARES" means, collectively, the HOC Common Stock and HOC Preferred Stock.

         "SHARES PLEDGE" means, with respect to the Shares, the Pledge Agreement dated as of December 23, 1996, executed by Seller in favor of Heller in support of and as partial security for the Heller Loan.

         "SHIPPING LAWS" means all statutory and general maritime laws of the United States of America governing the documentation, ownership, operation and inspection of United States vessels or foreign vessels operating in United States waters including such laws as they relate to jack-up or platform drilling or workover rigs, and all U.S. Maritime Administration and Coast Guard rules and regulations.

         "SOUTHWEST BANK" means Southwest Bank of Texas, N.A., of Houston,
Texas.

         "SOUTHWEST REVOLVER" means the revolving line of credit of up to $8,000,000 from Southwest Bank to HOC pursuant to the terms of that certain Amended Loan Agreement dated as of August 20, 1996, as amended by a First Modification agreement dated as of November 18, 1996 and that certain Amended Revolving Credit Note dated August 20, 1996 and as further amended and currently in effect.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, premium windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, excluding, however, any deferred taxes which appear as a Liability on the Company's Financial Statements.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 5.4(a).

         "TO THE BEST OF SELLER'S KNOWLEDGE", as used in this Agreement, with respect to Seller, means and applies to the actual knowledge (after reasonable inquiry) of Seller, its officers, agents or employees.

         "WORKING CAPITAL" means the sum of (a) cash on hand, (b) outstanding accounts receivable (including Shareholder Advances), (c) Inventory and (d) prepaid expenses and deposits and other current assets minus (x) accounts payable, Shareholder Loans and other current liabilities and (y) any and all unpaid insurance deductibles for any casualty or other loss described in
Section 8.5;

provided, however, that accounts payable and other current liabilities does not include the current portion of any (i) Funded Debt, (ii) Rig Loans, or (iii) charter hire under the Bareboat Charters and all charter hire owed to IOLP by HRC, all computed in accordance with GAAP.

         "WORKING CAPITAL ADJUSTMENT" has the meaning set forth in Section 2.3.

         "WORKING CAPITAL STATEMENT" has the meaning set forth in Section 2.3.

         1.2     Sale of Shares.

         Subject to the terms and conditions of this Agreement (including, without limitation, the Shares Pledge, if relevant), on the Closing Date, Seller agrees to sell, transfer and deliver the Shares to Buyer, free and clear of all liens, charges, pledges and encumbrances, and on such date Buyer agrees to purchase and take delivery of title to the Shares.

2.       PURCHASE PRICE; PAYMENT; ADJUSTMENTS.

         2.1     Purchase Price.

                 (a) The purchase price for the Shares, subject to any adjustment as set out in Section 2.1(b) below ("Purchase Price"), shall be ONE HUNDRED FORTY-FIVE MILLION UNITED STATES DOLLARS (U.S. $145,000,000), payable in cash at the Closing.

                 (b) The Purchase Price to Seller shall be adjusted upwards or downwards by (i) the amount of the Funded Debt, if any, assumed by Buyer at the Closing pursuant to the provisions of Section 2.2(a), (ii) any payments by Buyer to Lenders under 2.2(b) and (iii) any Agreed CAPEX adjustments in Section 2.4. After the Closing, the Purchase Price may be further adjusted for any Working Capital Adjustments described in Section 2.3.

                 (c) Subject to Section 2.2(b), all payments of Purchase Price and other sums due hereunder shall be made in U.S. Dollars in immediately available funds to Seller by wire transfer to Seller's bank account designated in writing to Buyer at least two
(2) Business Days prior to the Closing, or as otherwise instructed by Seller in writing.

         2.2     Initial Purchase Price Adjustments; Funded Debt; Working
Capital.

                 (a) Buyer may at its sole option, by notice in writing to Seller, given at least thirty-five (35) days prior to Closing (to permit any necessary notices to be given to the Lenders), subject to any necessary Lender Consents and Heller's agreement to give the Guaranty Release, elect to assume at the Closing (i) either or both of the Heller Loan or the Southwest Revolver or (ii) any Capital Leases (collectively, "Assumed Debt"); provided, however, that Buyer may only assume the Heller Loan at Closing if it obtains from Heller and delivers to Seller at or prior to Closing a full release of the guaranty given by Seller to Heller pursuant to the Heller Loan ("Guaranty Release"). If Buyer does elect to assume any of the above, Buyer and Seller shall act in good faith and cooperate in obtaining, as promptly as possible but in any event prior to the Closing Date, all necessary Lender Consents. If the necessary Lender Consents and the Guaranty Release are obtained, at the Closing Buyer shall reduce the Purchase Price by the total amount outstanding for principal, interest, fees and other costs due to the relevant Lenders on the Closing Date, all as certified in writing by such Lender(s), and shall pay to Seller, as Purchase Price, the reduced amount. Thereupon, Seller shall be relieved of any liability to Buyer or any other party under any shareholder guarantees or obligations regarding the Assumed Debt.

                 (b) If Buyer does not elect to assume all or any part of the Assumed Debt or any necessary Lender Consents are not obtained on or before the Closing, Buyer shall pay at Closing (i) directly to the relevant Lenders all outstanding principal, interest (net of any applicable withholding taxes) or fees, prepayment penalties and other costs due to such Lender or Lenders, all as certified in writing by the relevant Lender, for all Funded Debt not assumed by Buyer and (ii) the balance of the Purchase Price to Seller.

                 (c)      If  upon completion of the Agreed CAPEX survey in
Section 2.4(a) below, the Agreed CAPEX exceeds the Projected CAPEX of HOC, the Purchase Price to Seller shall be further reduced at the Closing by the amount of such excess.

                 (d) Notwithstanding any other provision herein contained, Buyer shall not assume, and Seller shall pay or cause to be paid, from the Purchase Price proceeds at Closing, any and all Shareholder Loan amounts due.

         2.3     Further Purchase Price Adjustments.

         Buyer and Seller agree that in the event the actual amount of the Company's Working Capital as of the Closing Date is greater or lesser than $4,000,000, the Purchase Price shall be increased or decreased, as the case may be, by an amount (the "Working Capital Adjustment") equal to the difference between the actual Working Capital and $4,000,000, in the manner set forth below:

                 (a) Within thirty (30) days immediately following the Closing, Buyer shall prepare a Working Capital statement prepared in accordance with GAAP applied on a basis consistent with prior periods ("Working Capital Statement"), which will determine the Company's Working Capital, as of the Closing Date, in accordance with the Working Capital definition in Section 1.1 above;

                 (b) Within thirty (30) days following delivery by Buyer to Seller of the Working Capital Statement, Seller shall notify Buyer whether it agrees with such statement; provided, however, that if Seller shall fail to notify Buyer within such thirty (30) day period, Seller shall be deemed to have agreed with the Buyer's Working Capital Statement. If Seller disagrees with the Working Capital Statement, Seller shall inform Buyer in writing and Seller and Buyer shall work in good faith to reach agreement on such statement; but if they fail to agree within ten (10) days after Buyer's receipt of Seller's dispute notice, either Buyer or Seller may refer the matter to one of the "Big Six" independent public accounting firms agreed by Seller and Buyer, the costs of which shall be borne equally by Seller and Buyer. Such accountants shall examine the records of the Company and determine the disputed Working Capital Statement items within thirty (30) days following the date the matter is referred to them, and such Working Capital determination shall be final and binding on Buyer and Seller; and

                 (c) If the Working Capital reflected on the Working Capital Statement exceeds $4,000,000, then Buyer will, within ten (10) business days after such determination, make a cash payment to Seller of and equal to the amount by which such Working Capital exceeds $4,000,000, as a Working Capital Adjustment. If the Working Capital reflected on the Working Capital Statement is less than $4,000,000, then Seller shall within ten (10) business days after such determination make a cash payment to Buyer of and equal to the amount by which $4,000,000 exceeds such Working Capital, as a Working Capital Adjustment.

         2.4     CAPEX; Rig Loans.

                 (a)      (i)     Within twenty-one (21) days after the date of
this Agreement, Seller and Buyer agree to cause an independent survey to be performed of the Projected CAPEX. Such survey is to be based on the scope of work described in Exhibit 2.4(a) and shall be performed by Moduspec Engineering International B.V. This survey shall provide (x) a compilation of all sums paid or incurred for capital expenditures on the Rigs relating to the Agreed CAPEX by the

Company between January 1, 1997 and the date of such report, all as recorded in the Company's books and records or, if not yet booked, as reflected in all purchase or work orders issued, and all vendors' invoices received, by the Company in relation to such expenditures (which records shall be conclusive save for manifest error and shall not be subject to question by such surveyor), plus (y) without duplication, an independent estimate of all future expenditures necessary to accomplish the scope of work for each Rig as set forth in Exhibit 2.4(a). Subject to subparagraph (ii) below, Seller and Buyer agree to accept, as final and binding, the prior paid or incurred capital expenditure amounts and the projected capital expenditure amounts set forth in the independent survey report ("Agreed CAPEX"). The Agreed CAPEX report shall be set forth in detail and format similar to Exhibit 2.4(a) and delivered to Seller and Buyer. All costs of such survey shall be borne equally by Seller and Buyer.

                          (ii)    If either Buyer or Seller disputes any
estimated capital expenditures in the Agreed CAPEX report, such party may, by notice in writing to the other party, request a redetermination (at the cost of the disputing party) of the disputed items. Such redetermination is to be carried out by another independent surveyor acceptable to Buyer and Seller and shall be delivered to the parties within fourteen (14) days after the appointment of such new surveyor. This second independent report shall be final and binding without further appeal or challenge.

                 (b) Subject to subparagraph (c) below, Buyer agrees to reimburse Seller at Closing for all Agreed CAPEX; provided, however, that any Agreed CAPEX incurred by HOC after the completion of the final Agreed CAPEX report will only be reimbursed by Buyer if such expenditure received the prior written approval of Buyer.

                 (c) Prior to Closing, Buyer may, at Buyer's option upon request of Seller, advance to, or pay on behalf of, HOC any amounts incurred by HOC, upon Buyer's previous written consent, in connection with the Agreed CAPEX, as such amounts become due and payable. All such advances and payments made by Buyer in connection with the Agreed CAPEX prior to Closing shall be deemed to be a loan (collectively, "Rig Loans") from Buyer to Seller and the Company, jointly and severally, pursuant to the provisions of the Rig Loans Note, a form of which is attached hereto as Exhibit 2.4(c). Seller and the Company shall be liable to Buyer for the repayment of all sums owed under the Rig Loans Note.

                 (d) At the Closing, Buyer shall irrevocably terminate the Rig Loans Note and unconditionally release, with prejudice, and discharge forever Seller and the Company from all liability and obligations under the Rig Loans Note. Such release and discharge to be in the form of Exhibit 2.4(d).
If for any reason the Closing does not take place, Seller and the Company shall remain liable to Buyer under the terms of the Rig Loans Note until same has been repaid in full.

         2.5     Closing.

                 The "Closing" of the purchase and sale provided for in this Agreement shall take place at the offices of Griggs & Harrison, P.C., 1301 McKinney St., Suite 3200, Houston, Texas 77010, at 10:00 a.m., Houston time, on the Closing Date, or at such other time and place as the parties hereto shall mutually agree in writing. Unless extended by agreement in writing of the parties, which date is referred to herein as the "Closing Date", the Closing shall take place on a date and time jointly agreed to by Seller and Buyer which is on or before two (2) weeks after the date on which the last approval required for Closing by Seller and Buyer under Sections 6.4 and 7.3 is obtained. The Closing Date shall in any event take place prior to December 31, 1997.

         2.6     Closing Deliveries.

                 At the Closing:

                 (a) Seller shall deliver to Buyer certificates representing the Shares, duly endorsed to Buyer, together with such instruments of transfer required by applicable law, which shall transfer to Buyer good and marketable (legal and beneficial) title to the Shares, free and clear of all liens and encumbrances, except for the Shares Pledge if and to the extent that Buyer elects to assume the Heller Loan under Section 2.2;

                 (b) Seller shall also deliver to Buyer all Contracts and additional documents, instruments and certificates to be delivered to Buyer under the terms of this Agreement;

                 (c) Seller shall receive the Guaranty Release if Buyer has agreed to assume the Heller Loan;

                 (d) Buyer shall deliver to Seller the Purchase Price, as same may be adjusted pursuant to the provisions of Section 2.2 of this Agreement;

                 (e) If relevant, Buyer shall pay directly to the appropriate Lender all Funded Debt not assumed by Buyer under Section 2.2 and the balance of the Purchase Price, as adjusted, to Seller;

                 (f) Buyer shall deliver to Seller the original Rig Loans Note and the executed Rigs Loan release in Exhibit 2.4(d), and shall pay to Seller, in cash, all Agreed CAPEX reimbursements pursuant to Section 2.4(b), less the principal sum outstanding on any Rig Loan Notes; and

                 (g) Buyer shall deliver to Seller all other documents, instruments and certificates required to be delivered by Buyer pursuant to the terms of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         SELLER REPRESENTS AND WARRANTS TO BUYER AS FOLLOWS:

         3.1     Organization and Good Standing.

                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to carry on its business as it is now being conducted, to own, lease or charter the Rigs, properties and Assets which it owns, leases or charters and to perform all of its obligations under the agreements and instruments to which it is a party or by which it is bound. The copies of the Articles of Incorporation, bylaws and other organizational documents of the Company, as amended to date, true copies of which, certified by the Secretary of the Company, have heretofore been delivered to Buyer, are complete and correct, in full force and effect, and no provision thereof or of Seller's equivalent Corporate Charter Documents would preclude any of the transactions contemplated by this Agreement. Seller is a public company duly organized, validly existing and in good standing under the laws of Malaysia. Seller's Memorandum and Articles of Association and other organizational documents are in full force and effect and valid under the laws of Malaysia and no provision thereof would preclude any of the transactions contemplated by this Agreement. The organizational documents of the Company or Seller, as appropriate in this context, are hereinafter referred to as "Corporate Charter Documents."

         3.2     Authority.

                 Seller has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by it, to sell, transfer and deliver the Shares to Buyer at the Closing (subject to the terms of the Shares Pledge, if applicable), to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement and all agreements, instruments and documents to be executed and delivered by Seller hereunder, the performance by Seller of all the terms and conditions hereof and thereof to be performed, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the board of directors of Seller, and no other corporate proceedings other than approval of the shareholders of Seller are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the Shares, transfers and other agreements, documents, instruments and certificates to be executed and delivered hereunder by Seller have been duly authorized by all necessary board of director actions on the part of Seller, as applicable.

         3.3     Enforceability; Conflicts, etc.

                 This Agreement constitutes the legal, valid and binding obligations of Seller enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby to be performed by the parties hereto will (a) violate or conflict with any provision of the Corporate Charter Documents of Seller, as amended to date, or (b) violate or conflict in any material way with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, Governmental Agency, domestic or foreign, or arbitrator binding upon Seller. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (except as specified in Exhibit 3.3 under the caption "Required Consents") result in a breach of, or constitute a default (or with notice or lapse of time or both would result in a breach of or constitute a default) under, or otherwise give any person the right to terminate any lease, license, contract or other agreement or instrument to which Seller or the Company is a party, except for the Shares Pledge and Seller's guaranty under the Heller Loan. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature upon or with respect to any of the properties now or hereafter owned by the Company.

         3.4     Title to Shares; Shares Pledge.

                 (a) Subject only to the Shares Pledge, Seller now has, and will have at Closing, full legal and beneficial title to all of the Shares, free and clear of all liens and encumbrances. The Shares are duly authorized, validly issued, fully paid and nonassessable and constitute 100% of the issued and outstanding shares (common and preferred) of HOC. Seller will, by delivery to Buyer of certificates properly endorsed representing the Shares at the Closing, have transferred, delivered and vested in Buyer good and marketable (legal and beneficial) title to the whole of the Shares free and clear of all liens, pledges, encumbrances, security interests, claims, charges and restrictions whatsoever, with the exception of the Shares Pledge, if the Heller Loan is assumed by Buyer. Except for the Shares Pledge, there are no outstanding agreements, options, warrants or other rights of any kind whatsoever entitling any person to purchase or acquire an interest in any of the Shares. The certificates representing any Shares delivered at the Closing and the signatures and endorsements thereof or instruments of transfer delivered therewith will be valid and genuine.

         (b) Pursuant to the provisions of the Shares Pledge, all of the HOC Common Stock is pledged to Heller as security for the Heller Loan. If Buyer elects to assume the Heller Loan, pursuant to the provisions of Section 2.2, Buyer acknowledges and agrees that the HOC Common Stock may at the Closing still remain pledged to, and be in the possession of, Heller to secure the Heller Loan. In such event, Seller's warranty of title given above and elsewhere in this Agreement shall be deemed to be qualified to take into account the Shares Pledge.

         3.5     Capitalization.

                 The authorized and issued capital of the Company at December 31, 1996 is as set forth in Exhibit 3.5. There are no outstanding or authorized options, warrants, rights, calls or commitments of any character relating to unissued or treasury shares of such capital, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital and no commitments to issue such securities or instruments.

         3.6     Subsidiaries.

                 The Company has no subsidiaries.

         3.7     Financial Statements.

                 (a) The books of account and related records of the Company fairly reflect in reasonable detail the Assets, Liabilities and transactions of the Company and are sufficient to form the basis of financial statements prepared in accordance with GAAP, and are sufficient to permit an independent auditor to render an unqualified audit opinion with respect to such financial statements. The Seller has delivered to the Buyer the financial statements of the Company listed in Exhibit 3.7(a) (the "Financial Statements").

                 (b) The Financial Statements (including the notes thereto) (i) fairly present the financial positions of the Company as of their respective dates and the results of its operations and cash flow for the periods covered thereby, and (ii) are in conformity with and have been prepared in accordance with GAAP, applied on a consistent basis.

         3.8     No Changes.

                 Since the Audit Date there has not been:

                 (a) Any material change in the financial position, results of operations, business, Assets (including any damage, destruction or loss thereto) or Liabilities of the Company, except changes in the ordinary course of business;

                 (b) Any payment, discharge, or satisfaction by the Company of any liability or obligation (whether accrued, absolute, contingent, or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business, of Liabilities or obligations shown or reflected on the Financial Statements since the Audit Date, except as set forth on
Exhibit 3.8(b);

                 (c) Any change by the Company in any method of accounting or of the keeping of its books of account or accounting practices;

                 (d) Any issued, sold, purchased or redeemed shares of the Company's share capital; any subdivided or in any way reclassified capital shares, or amendments to the Corporate Charter Documents of the Company;

                 (e) Except for the Bareboat Charters, Capital Leases, any obligations incurred for Agreed CAPEX, other obligations incurred in the ordinary course of business and as otherwise permitted in this Agreement, any incurred liability or obligation under agreements or otherwise except for obligations pursuant to this Agreement; nor has the Company made any material acquisitions, issued or become obligated with respect to any notes, debentures, bonds or other debt securities, or waived any rights or claims which are material to the business or condition of the Company; or

                 (f) Any transaction, agreement, or event outside the ordinary course of the Company's business;

                 (g) Except for changes made in the ordinary course of business not involving officers or key employees of the Company, or as disclosed to Buyer, any material increase or modification of, or commitment to increase or modify, the compensation of its employees, including salaries, bonus or other employee benefits or severance payments or obligations, or any modification of the terms of any employment, severance or collective bargaining agreement, except for the senior management, salaried and operations incentive bonus plans for fiscal year 1997 approved in the ordinary course of business, copies and details of which have been disclosed to Buyer;

                 (h) Any capital expenditures outside the ordinary course of business, except Projected CAPEX;

                 (i) Any material damage, destruction, or loss (whether or not covered by insurance) to its property, other than ordinary wear and tear; and

                 (j) Any legal commitment incurred by the Company to do any of the foregoing.

         3.9     Benefit Plans.

                 (a) Definitions. Where the following words and phrases appear in this Agreement, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

                          (i)     Each "employee benefit plan," as such term is
defined in Section 3(3) of ERISA, including, but not limited to, any employee benefit plan that may be exempt from some or all provisions of ERISA, which is sponsored, maintained, or contributed to by the Company or Seller for the benefit of employees, former employees, independent contractors, or agents of the Company, or has been so sponsored, maintained, or contributed to since 1974 ("Plans").

                          (ii)    Each personnel policy, stock option plan,
collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding, which is not described in Section 3.9(a)(i) and which is sponsored, maintained, or contributed to by the Company or Seller for the benefit of the employees, former employees, independent contractors, or agents of the Company or any of its subsidiaries, or has been so sponsored, maintained, or contributed to since 1974 ("Benefit Programs or Agreements").

                          (iii)   Collectively, the Plans and Benefit Programs
or Agreements are defined as "Benefit Plans".

                 (b) Exhibit 3.9(b) lists each Benefit Plan, which is sponsored, maintained, or contributed to by the Company, or has been so sponsored, maintained, or contributed to since September 1, 1993, and true, correct, and complete copies of each such Benefit Plan, and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There have also been furnished to Buyer, with respect to each such Benefit Plan required to file such report and/or description, the most recent report on Form 5500 and the summary plan description.

                 (c)      (i)     Neither the Company nor any Commonly
Controlled Entity (as defined in Section 3.9(c)(xii)) contributes to or has an obligation to contribute to, nor has the Company or any Commonly Controlled Entity at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                          (ii)    All obligations, whether arising by operation
of law or by contract, required to be performed in connection with the Benefit Plans have been performed, and there have been no omissions, defaults, or violations by any party with respect to any Benefit Plan;

                          (iii)   Except as disclosed in the following two
subparagraphs (a) and (b) and in paragraph (iv) below, all reports and disclosures relating to the Benefit Plans required to be filed or furnished to Governmental Agencies, participants, or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Benefit Plan has been administered in compliance with its governing documents.

                                  (a)      The Hercules Offshore Corporation
Employee Welfare Benefit Plan failed to give initial notification of COBRA rights to plan participants.

                                  (b)      The Hercules Offshore Corporation
Nonqualified Deferred Compensation Plan has not filed either an annual Form 5500 or a "top hat filing". The Company covenants and agrees that it will correct this oversight prior to the Closing.

                           (iv)   Each Plan that is intended to be qualified
under Section 401(a) of the Code (A) satisfies the requirements of such Section, (B) has received a favorable determination letter from the IRS regarding such qualified status and covering amendments required under the Tax Reform Act of 1986 (TRA '86), the Unemployment Compensation Amendments of 1992, the Omnibus Reconciliation Act of 1993, the final nondiscrimination regulations under Section 401(a)(4) of the Code, and all other amendments required to be filed within the TRA '86 remedial amendment period described in Internal Revenue Procedures 95-12 (the "TRA '86 Amendments") and (C) has not, since receipt of the most favorable determination letter, been amended or operated in a way that would adversely affect such qualified status except that (x) the Company has not sought a determination letter with respect to the Hercules Offshore Corporation 401(k) Plan and (y) the Plan has mistakenly excluded bonuses from the definition of compensation when calculating the employer matching contribution maximum of 6% of compensation.

                          (v)     There are no actions, suits, or claims
pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Benefit Plans or their assets;

                          (vi)    All contributions required to be made to the
Benefit Plans pursuant to their terms and provisions have been made timely;

                          (vii)   The Company has not ever maintained a Plan,
or had an obligation to contribute to a Plan which is subject to Title IV of ERISA;

                          (viii)  As to any Plan intended to be qualified under
Section 401(a) of the Code, there has been no termination of, partial termination of, or discontinuance of contributions to the Plan within the meaning of Section 411(d)(3) of the Code;

                          (ix)    No act, omission, or transaction has occurred
that would result in the imposition on the Company or any of its subsidiaries or any employee or former employee of the Company or any of its subsidiaries of
(A) breach of fiduciary duty liability damages under Section 409 or Section 502 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i), or (1) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (x)     There is no matter pending (other than
routine qualification determination findings) with respect to any of the Benefit Plans before the IRS, the Department of Labor, or other applicable Governmental Agency;

                          (xi)    The Company has never sponsored a trust
intended to be exempt under Section 501(c)(9) of the Code;

                          (xii)   With respect to any employee benefit plan,
within the meaning of Section 3(3) of ERISA, which is not a Benefit Plan but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the Closing Date, by any corporation, trade, business, or entity under common control with the

Company or Seller, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plans required by Section 302 of ERISA and Section 412 of the Code have been timely made.

                 (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Benefit Plan than it otherwise would, (B) create or give rise to any additional vested rights or service credits under any Benefit Plan, or (C) violate the terms of any Benefit Plan or applicable law thereto.

                 (e) Neither the Company nor Seller is a party to any agreement, nor has the Company or Seller established a policy or practice requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services that would not, in any event, be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                 (f) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Section 280G or Section 4999 of the Code.

                 (g) Each Benefit Plan may be unilaterally amended or terminated in its entirety by the Company without liability except as to benefits accrued and vested thereunder prior to or upon such amendment or termination.

                 (h) No Benefit Plan provides medical or life insurance benefits to former employees, except as may be required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA coverage"), and the Company is not contractually or otherwise obligated (whether or not in writing) to provide medical or life benefits upon retirement or termination of employment other than COBRA coverage.

         3.10    Tax Returns and Taxes.

                 (a) Except as set forth in Exhibit 3.10, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Company, other than those disclosed in Exhibit 3.10 (and to which are attached true and complete copies of all audit or similar reports).

                 (c) Except as set forth in Exhibit 3.10, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

                 (d) The total amounts set up as liabilities for current and deferred Taxes in the Company's Closing Date balance sheet will be sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, as of the Closing Date, or which could thereafter be found to be, due by or with respect to the Company up to and through the periods covered thereby.

                 (e) The Company is not and has never been a member of an affiliated or consolidated group of corporations that files a consolidated Tax Return in any jurisdiction.

                 (f) Except as set forth in Exhibit 3.10, none of the property of the Company is held in an arrangement that could be classified as a partnership for Tax purposes, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

                 (g) Except as set forth in Exhibit 3.10, none of the property of the Company is subject to a safe- harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168g(5) of the Code).

                 (h) Except as set forth in Exhibit 3.10, the Company will not be required to include any amount in income for any taxable period beginning on the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (i) The Company has not consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock.

                 (j) Except as set forth in Exhibit 3.10, the transfer of the Shares contemplated by this Agreement will not result in any Tax liability or gain to the Company, except, however, that the change of control effected by the transfer of the Shares at Closing could, under IRS rules, restrict the Company's future use of any net operating losses, which could have an indirect effect on the Company's Tax liability.

         3.11    Regulatory Filings.

                 All regulatory filings with any Governmental Agency relating to the operations of the Company (including, but not limited to, all environmental filings) required to be made have been made in material compliance with applicable law, and no material deficiencies have been asserted by any such authority with respect to such a filing.

         3.12    Litigation.

                 Except as set forth in Exhibit 3.12, there is no action, suit, proceeding, claim or investigation pending, or to the best of Seller's knowledge threatened, against or affecting the Company or any of its Assets before any court or Governmental Agency or regulatory authority.

         3.13    No Defaults; Contracts.

                 Except as set forth in Exhibit 3.13, no event or condition has occurred which constitutes, or with the lapse of time or the giving of notice or both, would constitute a material default or a basis of force majeure or other claim of excusable delay or non-performance by the Company or any other person under any lease of property or under any other Contract, agreement, instrument or obligation to which the Company is a party or by which it is bound and which is material to the Company.

         3.14    Government Regulations.

                 Set forth in Exhibit 3.14 is a true and correct list of all franchises, licenses, permits, certificates and other governmental approvals necessary to enable the Company to carry on its business in all material respects as presently conducted; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not materially affect any such franchise, license, permit, certificate or other governmental approval. The Company is not in material violation of any law, rule, regulation, order, permit, certificate, writ, judgment, stipulation, injunction, decree, determination, award or decision of any court, government, or Governmental Agency or instrumentality, domestic or foreign, or arbitrator binding upon the Company.

         3.15    Assets, Liabilities and Certain Covenants.

                 Set forth in Exhibits to this Section 3.15 are true and correct lists of the following Assets and Liabilities as of March 31, 1997:

                 (a)      all Real Property Leases as described in Exhibit
3.15(a);

                 (b)      all Rigs owned by the Company as set forth by name in
Exhibit 3.15(b);

                 (c) all Rigs chartered to or operated by the Company as set forth in Exhibit 3.15(c);

                 (d) all Rig Equipment and Inventory, itemized by Rig number in Exhibit 3.15(d), and all other personal property by category owned by the Company;

                 (e) all Drilling Contracts and other Contracts between the Company and others which are in force as of the date hereof (including, without limitation, mortgages, charters, leases, deeds of trust, loan and credit agreements, security agreements, pledge agreements, employment contracts, labor union contracts, contracts or commitments for the purchase or sale of shares, products or services) which impose an obligation on the Company, or to which the Company's properties are subject, in an amount exceeding $100,000, all as set forth in Exhibits 1.1(ii) and 3.15(e);

                 (f) all Rig Rental Equipment agreements and other capital leases and rental agreements to which the Company is a party with respect to Rig Rental Equipment, Inventory or all other personal property, all as listed in Exhibit 3.15(f);

                 (g) all Liabilities (including, but not limited to, indebtedness for borrowed money) of the Company, as set forth in Exhibit 3.15(g);

                 (h) all policies of insurance of the Company, as listed in Exhibit 3.15(h);

                 (i) all separate agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or any agreement or document providing severance benefits outside the Company's customary severance policy, as set forth in Exhibit 3.15(i); and

                 (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business, as set forth in Exhibit 3.15(j).

         3.16    Employees.

                 Seller has caused the Company to give Buyer true and correct lists of all present directors, officers and employees of the Company, including each such person's date of hire or appointment and annual salary, bonus and benefits for the year ended on December 31, 1996, and for the current year, 1997. Exhibit 3.16(a) sets forth a list of all employees of the Company who are not "active employees" as of May 1, 1997, and, with respect to each such employee, the reason for inactive status. For purposes of the preceding sentence, "active employee" shall mean (i) each employee who is physically at work on such day and (ii) each employee who is not physically at work on such day solely because he is on employer-approved vacation, sick leave (not including short-term disability or long-term disability), or paid time off (not exceeding 15 days per year). The Company is not a party to or subject to any labor union or collective bargaining agreement. The Company is in material compliance with all applicable laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of its respective employees. The Company is not engaged in any unfair labor practices or unlawful employment practices. There is no pending action, claim, investigation or inquiry by or before, and the Company is not subject to any judgment, order, writ, injunction or decree of or inquiry from, any Governmental Agency in connection with any current, former or prospective employee of the Company, except for minor court or regulatory orders or decrees in connection with the garnishment of employee wages for child support payments or other routine garnishments permitted or required by applicable law and other non-material orders or decrees in the ordinary course of business.

         3.17    Minute Books.

                 The minute books of the Company made available to Buyer and its representatives contain true and correct copies of the minutes of each meeting of and all resolutions passed by the Board of Directors of the Company and no meeting or resolution of such Board has been held or passed for which minutes are not contained therein, with the exception of resolutions of the Board of Directors passed on April 18, 1997, true copies of which will be given to Buyer when same are available.

         3.18    Payment of Expenses of Brokers or Finders.

                 Seller has hired Jefferies & Co. in connection with the transactions contemplated by this Agreement and Seller hereby indemnifies and holds harmless Buyer from any brokerage or finders' fees or agents' commissions or their like payment in connection with this Agreement alleged to be due by or through Seller or as a result of the action of Seller.

         3.19    Undisclosed Liabilities.

                 The Company has no, and the Company's properties and Assets are not subject to, any liability, commitment, indebtedness or obligation of any kind whatsoever (whether liquidated or unliquidated, actual or contingent), on the Company or its Assets, which (a) is not shown and adequately reserved against in the Financial Statements or (b) has not been disclosed to Buyer in writing.

         3.20    Patents, Trademarks, Licenses and Permits.

                 The Company is not presently being challenged for infringement of patents, patent rights or licenses, trademarks or trade names, or copyrights or copyright registrations, nor to the best of Seller's knowledge, is the Company in conflict with the rights of others with respect to patents, patent rights or licenses, trademarks, trade names or copyrights.

         3.21    Powers of Attorney.

                 No person or company holds any power of attorney or blank transfer form from Seller on any of the Shares except for Heller under the Shares Pledge.

         3.22    Use of Names.

                 Upon consummation of the transactions contemplated hereby, the Buyer shall acquire from Seller all of its respective right, title and interest to use the name "Hercules Offshore Corporation" and all derivatives of such name (the "Name") (excluding Hercules Marine Services Corp., Hercules Capital Corporation and HOC Liquidating Corporation) and the trademarks, trade names and service marks listed in Exhibit 3.22 hereof (the "Marks") and shall obtain the exclusive right to use the Name and the Marks; and Seller shall not have any right to use the Name or the Marks.

         3.23    Books and Records.

                 All of the books and records of the Company including all personnel files, employee data and other materials relating to employees, are substantially complete and correct, have been maintained in accordance with good business practice and all applicable laws, and, in the case of the books of account, have been prepared and maintained in accordance with GAAP. Such books and records accurately and fairly reflect, in reasonable detail, all Assets, Liabilities and material transactions of the Company.

         3.24    Performance Bonds; Letters of Credit.

                 Set forth in Exhibit 3.24 is a listing of all performance and similar bonds and letters of credit currently posted by, or any certificate of financial responsibility or similar evidence of financial accountability obtained or procured by, the Company for the purpose of owning and operating the Rigs or otherwise conducting its business.

         3.25    Certain Property on Rigs.

                 After the date hereof, subject to normal wear and tear and consumption in the ordinary course of business, neither Seller nor the Company shall remove or permit to be removed any tangible property from any Rig, which tangible property has a value equal to or greater than $100,000 in the aggregate for all Rigs, except for (a) Rig Rental Equipment, (b) any equipment owned by oil and gas operators or other operators or contractors working for the Company in the ordinary course of business, (c) any such tangible property relocated from one Rig to another Rig or transferred to storage and held for use on or in connection with the Rigs, and (d) any equipment or tangible property removed and later returned or replaced as part of the Agreed CAPEX program.

         3.26    Rig Classifications and Certifications; Shipping Laws.

                 (a) The classification of each Rig and, if applicable, the flag under which is documented is set forth in Exhibit 3.26(a), together with a summary of the recommendations to class for each of the Rigs based on the most recent survey of such Rig as of the date of this

Agreement, as well as a listing of required certifications and the expiration date for each such certification. Each of the Rigs has and will have at Closing all required class and Coast Guard certifications (subject to any listed recommendations) necessary for its present operations in full force and effect in the name of HOC (with the exception of Rig 14 and any other Rig that may be affected by any loss or damage referred to in Section 8.5).

                 (b) Each Rig is duly and correctly documented under the laws of the jurisdiction where same is required to be documented.

                 (c) Rig 14 is currently undergoing modifications and repairs and is located at Coastline Contractors Inc.'s dock in Cameron, Louisiana. Until the Closing, Seller shall cause HOC to use reasonable efforts and exercise prudent care in overseeing and ensuring that any work on Rig 14 is performed in a workmanlike manner. Subject to Section 9.3, Seller and HOC shall permit Buyer, at its own risk and cost, to observe and inspect all work being conducted on Rig 14.

                 (d)(i) Subject to (d)(iii) below, Rig 1 is as of the date hereof, and will be as of the Closing, leased to Driltech and AGP pursuant to the Driltech Lease which is in full force and effect as of the date hereof and all rental payments due HOC thereunder have been timely paid.

                 (ii) Rig 1 is currently located in the Campos Basin, offshore Brazil, working for Petrobras, and a true copy of the Petrobras Contract has been given to Buyer prior to the date hereof.

                 (iii) The Driltech Lease has been, or shortly will be, assigned to Cliffs Drilling Company, a Delaware corporation, pursuant to an Assignment and Assumption Agreement dated with effect from May 1, 1997, and Driltech and AGP have guaranteed the assignee's performance and obligations as lessee thereunder. Pursuant to a separate Assignment and Assumption Agreement dated as of May 1, 1997, the Petrobras Contract has been, or shortly will be, assigned to Cliffs Drilling do Brasil Servicos de Petroleo S/C Ltda., shortly to be renamed Delta Petroleo Ltda.

                 (e) The Company qualifies as a "citizen" of the United States of America for purposes of the documentation of vessels in the United States under the Shipping Laws.

         3.27    Title to Assets.

                 The Company has good and marketable title to all of its Rigs and other Assets, real and personal, free and clear of all liens and encumbrances, except for Permitted Liens, and such other imperfections of title, easements, restrictions, liens, and encumbrances, if any, that do not, individually or in the aggregate, materially affect the value or intended use or enjoyment of the Rigs or the Assets. Except as set forth in Exhibit 3.27, the Company has not received notice of any violation of, or default under, any law, ordinance, order, certificate, regulation or requirement relating to its owned or leased properties or Assets which remains uncured or has not been dismissed. The Bareboat Charters, Equipment Leases and other leases and licenses pursuant to which the Company charters, leases or licenses from or to others any Rigs, Rig Equipment, Inventory or other material real or personal property are in all material respects in good standing and valid and effective in accordance with their respective terms.

         3.28    Rig Equipment; Inventory.

                 As of the date of this Agreement, the Company owns good and marketable title to the Rig Equipment and Inventory, except for Rig Rental Equipment and other equipment belonging to third parties, free and clear of all encumbrances except for Permitted Liens. As of the Closing Date, the Company will own good and marketable title to the Rig Equipment and Inventory, except for Rig Rental Equipment and other third party equipment described above, as such Rig Equipment and Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all liens and encumbrances except for Permitted Liens, if any, created or permitted to be imposed by Buyer.

         3.29    Contracts.

                 Seller has caused the Company to deliver to Buyer for review complete and correct copies of all Contracts, and all amendments thereto and assignments thereof. Except for any necessary Lender Consents or any Brazilian consents required to complete assignment of the Driltech Lease to Cliffs Drilling Company and the Petrobras Contract to Cliffs' Brazilian subsidiary, no consents are needed for any Contracts. As of the date of this Agreement, each of the Contracts is valid, binding and in full force and effect against the Company and, as of the Closing, each of the Contracts will be valid, binding and in full force and effect against the Company. As of the date hereof, the Company is not in default in any material respect, and no notice of alleged default has been received by Seller or the Company under any of the Contracts, and no other party thereto is in default thereunder in any material respect, and there exists no condition or event which, with or without notice or passage of time or both, would (i) constitute a material default under any of the Contracts by the Company, or (ii) otherwise give any other party to such a Contract the right to charge any material penalties to Seller or the Company or reduce the rates that would otherwise be payable to the Company under such a Contract.

         3.30    Insurance.

                 The Company maintains insurance with sound and reputable insurers, and there are currently in full force and effect, policies of insurance with respect to the Rigs and all other Assets and business of Seller against such casualties and contingencies of such types and in such amounts as are customary for drilling contractors of similar size engaged in similar operations, including, without limitation, all policies regarding Worker's Compensation. All premiums due and payable with respect to such policies have been timely paid and no notice of cancellation of, or any intention not to renew, any such policy has been received by the Company. Set forth in Exhibit 3.15(h) is a summary description of (a) the insurance maintained by the Company covering each of the Rigs and/or the operation of its business and (b) all outstanding insurance claims.

         3.31    Environmental Matters.

                 The Company is in material compliance with all Environmental Laws applicable to its operations. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Agency or other governmental entity or person with respect to any generation, treatment, storage, recycling, transportation, release or disposal of any Hazardous Substances by the Company or, to the best of Seller's knowledge on behalf of the Company. The Company has (a) not received any request for information, notice of claim, demand, or other notification that the Company is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance and (b) received no notice of, and neither knows of nor suspects, facts or conditions which might constitute any violation of, give rise to or result in, any remedial obligations of the Company under any United States

Environmental Laws. The Company has been issued all necessary permits and governmental authorizations in order to carry on its business as currently operated, and, to the extent necessary, agrees to transfer all such permits and authorizations to Buyer at the Closing. To the best of Seller's knowledge, there have been no environmental inspections, investigations, studies, audits, tests, reviews, or other analyses conducted in relation to any property or business now or previously owned, operated or leased by the Company except as set forth in Exhibit 3.31 hereof. Except for the alleged circumstances disclosed on Exhibit 3.31 (with respect to Bob Casale, et ux.), there is no material liability to any non-governmental third party in tort in connection with any release into the environment of, or any exposure to, any Hazardous Substances as a result of or with respect to the properties which are now or previously owned or leased by the Company or with respect to the businesses of the Company.

         3.32    Consents.

                 No consent, approval, or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency is required of Seller or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for: (a) a pre-merger notification filing under HSR and any further filings or Governmental Agency requirements in connection therewith, (b) the approval of the Malaysian Securities Commission,
(c) the approval of the Kuala Lumpur Stock Exchange and (d) approval of the shareholders of Seller.

         3.33    LIMITATION OF REPRESENTATIONS AND WARRANTIES.

                 EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH

THE COMPANY, THE RIGS, THE CONTRACTS, THE DRILTECH LEASE, THE CHARTERS, REAL PROPERTY LEASES OR ANY OTHER ASSETS OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, VALUE, REPAIR, SEAWORTHINESS, SUITABILITY OR FITNESS FOR A PARTICULAR USE, OR QUALITY, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT THE RIGS AND ASSETS OF THE COMPANY ARE BEING TRANSFERRED WITH THE SHARES HEREUNDER "AS IS AND WHERE IS" WITH ALL FAULTS AND IN THEIR PRESENT STATE AND CONDITION. BUYER ACKNOWLEDGES THAT IT HAS EXAMINED, AND MADE ITS OWN INDEPENDENT INVESTIGATION OF, THE COMPANY, THE RIGS AND OTHER ASSETS AND HAS NOT RELIED ON ANY STATEMENTS OF ANY COMPANY EMPLOYEE OR REPRESENTATIVE AS TO VALUES, OR CONDITION OR APPRAISALS OF, OR REPRESENTATIONS OR WARRANTIES (OTHER THAN AS SET FORTH IN THIS AGREEMENT) IN CONNECTION WITH, THE SHARES, THE COMPANY, THE RIGS, CONTRACTS OR THE OTHER ASSETS.

4.       REPRESENTATIONS AND WARRANTIES BY BUYER.

         Buyer hereby represents and warrants to Seller as follows:

         4.1     Organization and Good Standing.

                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly authorized to carry on business and is in good standing in the

States of Oklahoma and Texas. Buyer is a "citizen" of the United States for vessel documentation purposes under the Shipping Laws.

         4.2     Authority.

                 Buyer has all the requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate action of, including any action by the shareholders of Buyer, is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. Buyer will have at the Closing full corporate power and authority to make and perform this Agreement, purchase and take delivery of the Shares and perform all other transactions contemplated herein.

         4.3     No Violation; Enforceability.

                 This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance with the terms hereto will violate or conflict with any provision of the Certificate of Incorporation, bylaws and other applicable organizational documents of Buyer, or violate the provisions of or result in the acceleration of performance under any material mortgage, lien, lease, agreement, instrument, order, judgment or decree to which Buyer is a party or by which it or any of its property is bound, and will not violate or conflict with any other material restriction to which Buyer is subject.

         4.4     Brokers or Finders.

                 Buyer has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and WILL INDEMNIFY AND HOLD HARMLESS Seller from any such payment alleged to be due by or through Buyer as a result of the action of Buyer.

         4.5     Notice; Approvals.

                 Except for filings and any necessary approvals under HSR and the obtaining of the necessary financing and any approvals required therefor to complete its purchase of the Shares hereunder, Buyer need not give any notice to, make any filing with, or obtain any authorization or consent or approval of any person or Governmental Authority in order to consummate the transactions contemplated hereby.

         4.6     No Section 338 Election.

                 Buyer will not make an election under Section 338(g) of the Code with regard to the purchase of the Shares.

5.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         5.1     Survival.

                 None of the express representations and warranties of the parties hereto contained in this Agreement shall survive the Closing, except for representations and warranties under (a) Section 3.4, which shall survive until the close of business on the date which is ten (10) years after the Closing Date, (b) Sections 3.9 and 3.10 and the tax representations and agreements contained in Section 10.4, which shall each survive until five (5) days after the end of any applicable statutes of limitation, and (c) Section 3.31, which shall survive for a period of six (6) months after the Closing Date, and further except that the indemnity in Section 5.2(c) of this Agreement shall survive without limit to time.

         5.2     Indemnification by Seller.

                 (a) SUBJECT TO THE PROVISIONS OF SECTION 5.1 ABOVE, AND THE LIMITATIONS IN 5.2(b) & (c) BELOW, SELLER SHALL AND DOES HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER AND ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST:

                          (i) ANY LOSS, LIABILITY, CLAIM, OBLIGATION, DAMAGE,
DEFICIENCY (AND, WITH RESPECT TO SECTION 3.9 ONLY, TAXES) OR ANY JUDGMENT, ASSESSMENT, INTEREST OR PENALTY ARISING OUT OF OR RESULTING FROM ANY MISREPRESENTATION, BREACH OF WARRANTY, OR NON-FULFILMENT OF ANY AGREEMENT OR COVENANT ON THE PART OF SELLER CONTAINED IN THIS AGREEMENT OR ANY INACCURACY IN ANY STATEMENT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY TAXES OR PENALTIES IMPOSED ON THE COMPANY PURSUANT TO SECTION 6038A OF THE CODE;

                          (ii) ANY INSURANCE DEDUCTIBLES AND ANY UNINSURED
LOSS, LIABILITY, CLAIM, OBLIGATION, DAMAGES (PHYSICAL OR MONETARY), JUDGMENTS OR ORDERS ARISING OUT OF OR RESULTING FROM THE OPERATION BY SELLER OF THE BUSINESS OF THE COMPANY OR THE RIGS OR OTHER ASSETS PRIOR TO CLOSING, UNLESS THE FULL AMOUNT OF ANY SUCH UNINSURED LOSS(ES) HAVE BEEN INCLUDED IN ANY WORKING CAPITAL ADJUSTMENTS AT CLOSING UNDER SECTION 2.2 ABOVE, IN WHICH EVENT NO INDEMNITY SHALL APPLY TO SUCH LOSS; OR

                          (iii) ANY ACTIONS, JUDGMENTS, COSTS, AND EXPENSES
(INCLUDING REASONABLE ATTORNEY'S FEES AND ALL OTHER EXPENSES INCURRED IN INVESTIGATING, PREPARING, OR DEFENDING ANY LITIGATION OR PROCEEDING, COMMENCED OR THREATENED) INCIDENT TO ANY OF THE FOREGOING OR THE ENFORCEMENT OF THIS
SECTION 5.2.

                 THE AGGREGATE AMOUNT OF SUCH LOSSES, LIABILITIES, CLAIMS, COSTS, ASSESSMENTS, INTEREST, OR PENALTIES (AND, WITH RESPECT TO SECTION 3.9 ONLY, TAXES), OR ANY JUDGMENTS, EXPENSES, AND FEES ARE HEREINAFTER REFERRED TO AS "DAMAGES".

                 (b) NOTWITHSTANDING THE FOREGOING, SELLER SHALL HAVE NO LIABILITY UNTIL THE AGGREGATE AMOUNT OF ALL DAMAGES PURSUANT TO SECTION 5.2(a) EXCEEDS $500,000; THEREAFTER, INDEMNIFICATION SHALL BE PAID AS PROVIDED FOR HEREIN FOR ALL DAMAGES IN EXCESS OF $500,000; PROVIDED, HOWEVER, THAT ANY DAMAGES ARISING FROM THE PROVISIONS OF SECTIONS 3.4, 3.9, 3.10, 3.31, 5.2(c) AND 10.4 SHALL NOT BE SUBJECT TO THE FOREGOING LIMITATIONS.

                 (c)(i) NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND SUBJECT TO THE PROCEDURES SET FORTH IN SUBPARAGRAPH (c)(III) BELOW, SELLER DOES HEREBY, AND AGREES TO, INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER AND ITS AFFILIATES AND THEIR EMPLOYEES, OFFICERS, DIRECTORS AND AUTHORIZED REPRESENTATIVES (THE "BUYER GROUP") FROM AND AGAINST ANY DAMAGES ("DAMAGES," FOR THE PURPOSES OF THIS SECTION 5.2(c), SHALL INCLUDE REASONABLE ATTORNEYS' FEES AND BE DEFINED AS "FREEPORT DAMAGES") WITH RESPECT TO ANY OF THE MATTERS SET FORTH IN SECTION 3.31 OR LISTED IN EXHIBIT 3.31, WHICH ARISE OUT OF THE USE OF, OR ANY OPERATIONS OR ACTIVITIES CONDUCTED PRIOR TO THE CLOSING ON, THAT CERTAIN PROPERTY KNOWN AS 906 MARLIN ROAD, FREEPORT, TEXAS OWNED BY HERCULES MARINE SERVICES CORPORATION PRIOR TO THE CLOSING ("FREEPORT INDEMNITY"). SELLER'S INDEMNITY GIVEN IN THIS SECTION 5.2(c) SHALL

BE WITHOUT LIMIT TO TIME BUT SELLER SHALL HAVE NO LIABILITY UNDER THIS SECTION FOR ANY FREEPORT DAMAGES WHICH EXCEED AN AGGREGATE SUM OF $10,000,000.

                 (ii) ON RECEIPT OF ANY THIRD PARTY CLAIM FOR FREEPORT DAMAGES AFTER THE CLOSING, BUYER SHALL REFER OR CAUSE TO BE REFERRED IN THE NORMAL COURSE OF BUSINESS, THE MATTER TO INSURANCE UNDERWRITERS OF ANY INSURANCE POLICIES ISSUED TO THE COMPANY PRIOR TO THE CLOSING DATE WHICH MAY COVER FREEPORT DAMAGES FOR A NOTICE OF CLAIM AND FOR A DETERMINATION AS TO WHETHER SUCH FREEPORT INDEMNITY CLAIM IS COVERED UNDER ANY OF THE INSURANCE POLICIES CURRENTLY OR PREVIOUSLY CARRIED BY THE COMPANY. BUYER SHALL SEND OR CAUSE TO BE SENT TO SELLER NOTICE IN WRITING, GIVING DETAILS OF SUCH CLAIM, WITHIN FIFTEEN (15) DAYS OF RECEIPT OF ANY SUCH FREEPORT INDEMNITY CLAIM.

         THEREAFTER, SELLER SHALL HAVE ALL RIGHTS OF AN INDEMNIFYING PARTY SET FORTH IN SECTION 5.4 (INCLUDING, WITHOUT LIMITATION, THE RIGHT TO PARTICIPATE IN THE DEFENSE OF ANY SUCH CLAIM).

                 (iii) AFTER FOLLOWING THE PROCEDURES IN SECTION 5.4, IF ANY FREEPORT DAMAGES ARISING OUT OF A MATTER COVERED BY THE FREEPORT INDEMNITY BECOME DUE AND OWING (WHETHER BROUGHT ABOUT BY JUDGMENT, ORDER, DECREE, OFFICIAL DETERMINATION, ASSESSMENT, PENALTY OR FINE BY ANY COURT, TRIBUNAL OR GOVERNMENTAL AGENCY) IN FAVOR OF ANY THIRD PARTY OR GOVERNMENTAL ENTITY, THEN, AND IN SUCH EVENT, BUYER OR THE COMPANY MAY GIVE SELLER NOTICE IN WRITING ("FREEPORT INDEMNITY DEMAND"), GIVING FULL DETAILS AND COPIES OF ALL DETERMINATIONS, OPINIONS, ORDERS OR OTHER INSTRUMENTS WHICH VERIFY THE AMOUNT OWED, REQUESTING PAYMENT OF ANY FREEPORT DAMAGES DUE IN RESPECT OF SUCH FREEPORT INDEMNITY CLAIM. WITHIN FIFTEEN DAYS AFTER RECEIPT BY SELLER OF ANY SUCH FREEPORT INDEMNITY DEMAND, SELLER SHALL PAY BUYER IN CASH BY WIRE TRANSFER THE FULL AMOUNT OF SUCH FREEPORT INDEMNITY DEMAND.

                 (iv) ANY INSURANCE PROCEEDS RECEIVED BY BUYER OR COMPANY COVERING FREEPORT DAMAGES SHALL BE ALLOCATED AS FOLLOWS: (i) TO BUYER, TO THE EXTENT NECESSARY TO REIMBURSE BUYER FOR ALL FREEPORT DAMAGES PAID BY BUYER, AND
(ii) THE REMAINDER TO SELLER. ANY INSURANCE PROCEEDS DUE TO SELLER PURSUANT TO THIS SECTION 5.2(c)(iv) SHALL BE PAID WITHIN FIVE (5) DAYS OF BUYER'S OR THE COMPANY'S RECEIPT OF SUCH PROCEEDS.

                 (v) FOR THE AVOIDANCE OF DOUBT, THE PARTIES AGREE THAT THIS SECTION 5.2(c) SHALL WITHOUT EXCEPTION GOVERN ANY FREEPORT DAMAGES OR INDEMNITY CLAIMS UNDER THE FREEPORT INDEMNITY, TO THE EXCLUSION OF ANY OTHER INDEMNITY PROVISIONS COVERING SECTION 3.31 OF THIS AGREEMENT.

         5.3     Indemnification by Buyer.

                 (a) SUBJECT TO THE PROVISIONS OF SECTION 5.1 ABOVE AND THE LIMITATIONS IN 5.3(b) BELOW, BUYER SHALL AND DOES HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS FROM AND AGAINST:

                          (i)     ANY LOSS, LIABILITY, CLAIM, OBLIGATION,
DAMAGE, OR DEFICIENCY ARISING OUT OF OR RESULTING FROM ANY MISREPRESENTATION, BREACH OF WARRANTY, OR NON-FULFILMENT OF ANY AGREEMENT OR COVENANT ON THE PART OF BUYER CONTAINED IN THIS AGREEMENT OR ANY INACCURACY IN ANY STATEMENT OR CERTIFICATE FURNISHED OR TO BE FURNISHED TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY;

                          (ii)    ANY LOSS, LIABILITY, CLAIM, OBLIGATION,
DAMAGES (PHYSICAL OR MONETARY), JUDGMENTS, ORDERS ARISING OUT OF OR RESULTING FROM THE OPERATION BY BUYER OF THE BUSINESS OF THE COMPANY OR OF THE RIGS OR OTHER ASSETS, SUBSEQUENT TO CLOSING; AND

                          (iii)   ANY ACTIONS, JUDGMENTS, COSTS, AND EXPENSES
(INCLUDING REASONABLE ATTORNEY'S FEES AND ALL OTHER EXPENSES INCURRED IN INVESTIGATING, PREPARING, OR DEFENDING ANY LITIGATION OR PROCEEDING, COMMENCED OR THREATENED) INCIDENT TO ANY OF THE FOREGOING OR THE ENFORCEMENT OF THIS
SECTION 5.3.

                 THE AGGREGATE AMOUNT OF SUCH LOSSES, LIABILITIES, CLAIMS, COSTS, EXPENSES, AND FEES ARE HEREINAFTER REFERRED TO AS "DAMAGES".

                 (b) NOTWITHSTANDING, THE FOREGOING, BUYER SHALL HAVE NO LIABILITY UNTIL THE AGGREGATE AMOUNT OF ALL DAMAGES PURSUANT TO SECTION 5.3(a) EXCEEDS $500,000; THEREAFTER, INDEMNIFICATION SHALL BE PAID AS PROVIDED FOR HEREIN FOR ALL DAMAGES IN EXCESS OF $500,000; PROVIDED, HOWEVER, THAT ANY DAMAGES ARISING FROM THE PROVISIONS OF SECTIONS 10.1 AND 10.2 SHALL NOT BE SUBJECT TO THE FOREGOING LIMITATIONS.

         5.4     Matters Involving Third Parties.

                 (a) Subject to the procedures set forth in Section 5.2(c)(ii), concerning the environmental indemnity given in such Section, any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 5.4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

                 (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified

Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                 (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

                 (d) In the event any of the conditions in Section 5.4(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.4 subject to any limitations set forth in Sections 5.2 and 5.3 above.

                 (e) THE INDEMNIFICATION AGREEMENTS OF THE PARTIES SHALL HEREIN APPLY NOTWITHSTANDING THAT THE CIRCUMSTANCES RELATING TO SUCH INDEMNITY MAY RELATE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE BY ANY INDEMNIFIED PARTY, ITS SUBSIDIARIES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

6.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

         The obligations of Buyer hereunder are, subject to waiver at the option of Buyer, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         6.1     Representations.

                 The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the covenants and agreements of Seller and approvals on Seller's part to be complied with and performed on or before the Closing pursuant to the terms hereof shall have been complied with and performed in all material respects; and Seller shall have delivered to Buyer a certificate to such effect dated the Closing Date and signed by its authorized representative.

         6.2     Litigation.

                 No action, suit, investigation, or other proceeding or claim shall have been threatened in writing or instituted before any court or by any Governmental Agency or instrumentality either (a) to restrain, prohibit or invalidate the transactions contemplated by this Agreement, (b) to impose any material restrictions, limitations or conditions with respect thereto or with respect to Buyer's ownership interests in the Company or any of the Rigs or material Assets of the Company, or (c) to obtain any material damages or other relief in connection with the transactions contemplated by this Agreement. No action, suit, investigation, other proceeding or claim against the Company shall have been instituted or shall be threatened in writing before any court or before or by any government or Governmental Agency or instrumentality, domestic or foreign, under any Environmental Laws or other applicable laws, which might have a material effect on the business or financial condition of the Company.

         6.3     No Material Adverse Change.

                 No Material Adverse Change shall have occurred; provided however, that for the purposes of this Section 6.3 only, no Material Adverse Change shall be deemed to have occurred as a result of any casualty loss (whether partial or total) of or to any of the Rigs, which loss shall be governed solely by the provisions of Section 8.5 hereof.

         6.4     Approvals.

                 Seller shall have obtained all regulatory approvals required (including, if necessary, approvals under HSR, and approvals of the Malaysian Securities Commission and the Kuala Lumpur Stock Exchange) to be obtained by it as a condition to the lawful consummation of the transactions contemplated hereby and, if necessary, such consents of any Lender under the Funded Debt, of any landlord under any Real Property Lease or of any lessor under any Capital Leases to the change of ownership and control of Seller.

         6.5     Legal Opinions.

                 Buyer shall have received an opinion from independent outside Malaysian and Texas counsel to Seller and the Company, acceptable to Buyer, to the matters set forth in Exhibit 6.5 hereof.

         6.6     Deliveries.

                 Seller shall have effected delivery of all of the items required to be delivered by it at the Closing.

         6.7     Casualty Losses.

                 No Buyer Termination Event has occurred; provided, however, that if the Buyer is satisfied that any casualty losses or damages amounting to a Buyer Termination Event are adequately covered by insurance, it may, at its option, waive this condition and, pursuant to the provisions of Section 8.5 hereof, proceed with the Closing.

         6.8     Board and Shareholder Approvals.

                 Seller shall have delivered to Buyer a copy of resolutions of
(a) the board of directors of Seller and (b) Seller's shareholders, duly certified by its Secretary to be true and correct copies, and approving of the transactions contemplated hereby.

         6.9     Financing.

                 Buyer shall have obtained the necessary financing to complete the transactions contemplated hereby.

         6.10    HRC Agreement.

                 Buyer shall, prior to or contemporaneously with the sale of the Shares under this Agreement, have taken delivery and possession of the HRC shares and paid the full purchase price therefor, as same may be adjusted under the terms of the HRC Agreement.

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.

         The obligations of Seller hereunder are, subject to waiver at the option of Seller, subject to the satisfaction, on or prior to the Closing, of the following conditions:

         7.1     Representations.

                 The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date; all of the covenants and agreements of Buyer to be complied with and performed on or before the Closing Date pursuant to the terms hereof shall have been complied with and performed in all material respects; and

Buyer shall have delivered to Seller a certificate to such effect dated the Closing Date and signed by its authorized representatives.

         7.2     Litigation.

                 No action, suit, investigation, other proceeding or claim shall have been threatened or instituted before any court or before or by any government or Governmental Agency or instrumentality either (a) to restrain, prohibit or invalidate the transactions contemplated by this Agreement, (b) to impose any material restrictions, limitations or conditions with respect thereto, or (c) to obtain any material damages or other relief in connection with the transactions contemplated by this Agreement.

         7.3     Approvals.

                 Buyer shall have obtained all regulatory approvals required (including, if necessary, approvals under HSR) to be obtained by them as a condition to the lawful consummation of the transactions contemplated hereby.

         7.4     Deliveries.

                 Buyer shall have effected delivery of all of the items required to be delivered by it on or before the Closing.

         7.5     Board Approval.

                 Buyer shall have delivered to Seller a copy of the resolutions of its board of directors duly certified by the Secretary of Buyer, as being true and correct and all other items and documents required to be delivered by Buyer hereunder.

         7.6     Financing.

                 Buyer shall have obtained the necessary financing to complete the transactions contemplated hereby.

         7.7     HRC Agreement.

                 The HRC share purchase transaction shall have been consummated or shall be consummated, as appropriate, on the Closing Date, and the purchase price for the HRC Agreement shall be paid by Buyer to Seller under the HRC Agreement, as set forth in Section 6.10 above.

8.       COVENANTS OF SELLER PRIOR TO CLOSING.

         Seller covenants and agrees that, between the date of this Agreement and the Closing:

         8.1     Access.

                 Seller will furnish Buyer with such additional financial and operating data, books and records and other information as Buyer shall from time to time reasonably request; provided that all such access and information shall be supplied in such a way as to minimize disruption of the business of
Seller and the Company.   No further inspections of the Rigs and other Assets
and properties of the Company shall be made by Buyer without Seller's prior consent (which, in the case of the Rigs, should be in writing), which consent shall not be unreasonably withheld; provided, however, that (i) any access to the Rigs, Assets and properties shall be subject to the supervision and control of Seller's authorized representatives, (ii) Buyer's representatives shall, prior to any Rig or other property inspections, have executed all standard indemnity forms of the Company and shall follow all safety procedures required by the Company and (iii) Buyer and its representatives shall strictly comply with the provisions of Section 9.3.

         8.2     Governmental Approvals.

                 Seller will take all steps necessary to apply for any consent, approval or authorization required by applicable law to allow the sale of the Shares to Buyer and the consummation of the transactions contemplated hereby, including, without limitation, the approval and authorization of Heller, Seller's shareholders, the applicable Governmental Agency under HSR, the Malaysian Securities Commission, the Kuala Lumpur Stock Exchange and all other national, state or local Governmental Agency or authority having jurisdiction over the sale and the transactions contemplated hereby, and such steps shall be taken as soon as practicable after the date hereof.

         8.3     Operations.

                 Seller will cause the Company to:

                 (a) continue to conduct its business in its usual and regular manner and not engage in any material new activity or transaction including, without limitation, the lease, sale, disposal or purchase of any Rig or other material Asset;

                 (b) comply in all material respects with all laws applicable to it and the conduct of its business;

                 (c) duly and punctually perform in all material respects all of its contractual obligations in accordance with the terms thereof;

                 (d) maintain and keep the Rigs and its other Assets and facilities in good condition and working order, except for ordinary wear and tear and damages directly attributable to natural disasters;

                 (e) use its best efforts to preserve the goodwill of its customers and others having business relations with it;

                 (f) give prompt written notice to Buyer of any notice received by it of any default or breach or alleged default or breach under any material contract, instrument or agreement to which it is a party or by which it is bound;

                 (g) give prompt written notice to Buyer of the commencement of any action, suit, proceeding or investigation or the assertion of any claim or threat to commence any action, suit, proceeding or investigation; keep Buyer fully and promptly informed as to any developments in any pending action, suit, proceeding or investigation;

                 (h) fully cooperate with Buyer in its efforts to obtain all necessary governmental consents, authorizations, orders and approvals required to be obtained by Buyer in connection with the transactions contemplated by this Agreement;

                 (i) use its best efforts to preserve its business organization intact and retain the services of its officers, employees and agents; and

                 (j) maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance now in effect.

         8.4     Restrictions.

                 (a) Certain Actions. Prior to the Closing, Seller agrees, and will cause the Company, not to without the prior written consent of Buyer, which shall not be unreasonably withheld:

                          (i)     enter into any contract or commitment, or
incur or agree to incur any liability or make any capital expenditure, except in the ordinary course of business where the aggregate payments involved may reasonably be expected not to exceed $100,000; or

                          (ii)    amend its Corporate Charter Documents
(including, without limitation, to change its authorized or issued share capital by reclassification, subdivision, reorganization or otherwise) or amend its bylaws; or

                          (iii)   incur, or agree to incur, or otherwise
guarantee or become liable for any new indebtedness for money borrowed except for (a) any drawings or issuance of letters of credit in the ordinary course of business under the Funded Debt (except that no further drawings may be made on the Heller Loan), and (b) the Rig Loans in connection with Agreed CAPEX; or

                          (iv)    cause or suffer any of the Company's Rigs, or
their other Assets or real or personal property to become subject to any lien other than Permitted Liens; or

                          (v)     except as may be required by the Malaysian
Securities Commission, the Kuala Lumpur Stock Exchange or as required in connection with any required approval of Seller's shareholders or as otherwise required by applicable law, make any public announcements concerning the transactions contemplated hereby without the prior written consent of Buyer.
In all cases, such public announcement shall be of acceptable form to Buyer; or

                          (vi)    hire or terminate employees except in the
ordinary course of business; or

                          (vii)   change any benefit plan (written or
unwritten).

                 (b) No Shop. Seller will not, in any way, (i) solicit, directly or indirectly, or cause any other person to solicit, any offer to acquire all or any part of the Shares or all or any part of the business or Assets of the Company, whether by merger, purchase of assets, tender offer or otherwise, (ii) enter into any discussions, negotiations or agreements which contemplate the merger of the Company or the sale of all or any part of the business or Assets of the Company to any person or entity, other than Buyer or (iii) provide any person or entity other than Buyer with any information or data of any nature whatsoever relating to the Shares or the business or Assets of the Company for the purpose of enabling such person or entity to develop a proposal for the acquisition of the Shares or all or any part of the business or Assets of the Company. Seller and the Company, as applicable, shall immediately advise Buyer in writing, directly or indirectly, of any inquiries, discussions, negotiations or proposals from or with third parties including the specific terms thereof and the identification of the other parties involved.

                 (c) Nothing contained in this Section 8.4 or elsewhere in this Agreement shall prohibit the Company from making Shareholder Advances to Seller or from paying any dividends to Seller prior to the Closing.

         8.5     Rig Loss.

                 (a)(1) If any Rig other than Rigs 22 and 25 shall become an actual, constructive, arranged or compromised total loss (as determined by the Company's insurance underwriter's marine surveyor) prior to the Closing: (i) all insurance proceeds received for such Rig prior to the Closing shall be held in trust by Seller and the Company for the use and benefit of Buyer and such proceeds shall be transferred to Buyer with the Shares and belong to Buyer at the Closing in addition to any Working Capital covenants herein, and shall not be subject to or cause any Purchase Price adjustments at Closing, (ii) the terms "Rigs" or "Assets" shall be deemed not to include such Rig, and (iii) Buyer shall be required to purchase the Rig at Closing. Additionally, in each case, (x) Buyer shall be entitled to retain all proceeds of insurance received subsequent to the Closing which are associated with such loss; (y) the other provisions of this Agreement shall continue to be in effect; and (z) the Closing shall take place in the manner contemplated herein; provided, however, that if the insurance proceeds, net of salvage and removal costs, received by Buyer at or subsequent to Closing for such Rig loss shall be less than an amount equal to 4.382 times the gross profit attributable to such Rig in the report prepared by Jefferies & Company, Inc. dated March 1997 (page 9, gross profit run rate), Seller shall, either at Closing or, if subsequent to Closing, within fifteen (15) days after receipt of written demand by Buyer, pay Buyer in cash an amount equal to the difference between such gross profit multiplier and the lower amount of insurance proceeds received; provided, further, that if Buyer has not received the full insurance proceeds attributable to such Rig on or before the sixtieth (60th) day after the Closing Date (as reasonably verified to Seller by Buyer), Seller agrees to pay to Buyer, on written demand by Buyer, interest on an amount equal to the gross profit multiplier set out above for such Rig (as same may be reduced by any partial proceeds received by Buyer), at the prime rate of interest (as same may change from time to time) announced by Citibank, N.A. at its offices in New York, New York, from the Closing Date until the receipt by Buyer of such full amount of insurance proceeds (based on a 365 day year and actual days elapsed).

                          (2)     The actual, constructive, arranged or
compromised total loss (as determined by the Company's insurance underwriter's marine surveyor) of two (2) or more of the Company's Rigs will, however, constitute a Buyer Termination Event.

                 (b) Without limiting Seller's obligations under Section 8.5(a), if a Rig, other than Rig 22 or Rig 25, sustains damage in an amount exceeding $250,000 but not amounting to an actual, constructive, arranged or compromised total loss prior to the Closing, either (i) Seller shall cause the Company to commence to repair the damage to such Rig using any insurance proceeds recovered by the Company for that Rig prior to the Closing, or (ii) Buyer, at its option exercised by notice in writing to Seller within twenty-one (21) days after receipt by Buyer of written notice of any casualty loss from Seller, may request Seller or the Company not to commence such repairs and instead to hold any recovered insurance proceeds in trust for Buyer and to transfer same to Buyer at the Closing in the same manner and under the same terms as set forth in Section 8.5(a)(i) above.

                          In either case, Buyer shall remain obligated to
purchase the Shares at the Closing and the Purchase Price shall not be reduced.

                 (c) If Seller has commenced repairs on a Rig prior to Closing under (b)(i) above and if the repairs have not been completed on or before the Closing Date, Buyer and Seller shall nevertheless proceed with Closing, the Rig shall be transferred with the Shares at Closing and Buyer shall pay Seller the full Purchase Price, unless otherwise adjusted pursuant to
Section 2.1(b) above. Buyer and Seller, within fifteen (15) days after Closing, shall cause a mutually agreed licensed surveyor to perform an audit of the unrepaired damage and determine the total amount of money ("Rig Restoration Amount") necessary to complete the repairs in order to restore the Rig to its state and condition immediately prior to such Rig casualty event ("Rig Casualty Event"). Promptly upon receipt of the report, Buyer and Seller shall cause the Company's insurance underwriters to review such report and determine whether the balance of insurance proceeds attributable to the Rig Casualty Event will be sufficient to cover in full the Rig Restoration Amount, less any deductibles ("Restoration Shortfall"). Seller agrees to pay to Buyer in cash by wire transfer, within fifteen (15) days after receipt of the insurance underwriter's report, the total amount of (a) any deductibles not already paid by Seller or the Company prior to Closing and (b) any Restoration Shortfall.

         8.6     Unpaid Dividends.

                 Any accrued and unpaid dividends on the Preferred Stock will be canceled prior to the Closing Date.

         8.7     Seller Assistance.

                 At Buyer's cost, Seller shall, and shall cause the Company, to cooperate and provide Buyer with true and correct financial statements, documents or other information reasonably necessary for Buyer's use in connection with any prospectus, offering memorandum or regulatory filing required to be issued or made by Buyer in obtaining the financing needed to complete the transactions contemplated hereby. Seller agrees to and does hereby indemnify and hold harmless Buyer from and against any action, claim or loss arising out of Seller's failure to comply with the provisions of this
Section 8.7.

         8.8     False Representations.

                 Seller will promptly notify Buyer in writing if it becomes aware of any fact or condition which makes untrue, or causes to be untrue, any representation or warranty made by Seller in this Agreement.

9.       COVENANTS OF BUYER PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing:

         9.1     Governmental Approvals.

                 Buyer will cooperate with Seller in taking all steps necessary by Buyer to obtain any consent, approval or authorization required, pursuant to HSR, if necessary, of its lenders, if applicable, and as otherwise required by law to allow the consummation of this Agreement and the transactions contemplated hereby, including the approval and authorization of any national, state or local Governmental Agency or authority having jurisdiction over the transactions contemplated hereby as may be required, and such steps will be taken as soon as practicable after the date of this Agreement.

         9.2     Guaranty Release.

                 Buyer will cooperate with Seller, to obtain and deliver, or cause to be obtained and delivered, the Guaranty Release, in a form reasonably satisfactory to Seller, should Buyer elect to assume the Heller Loan.

         9.3     Due Care.

                 Buyer shall and shall cause its employees, representatives and agents to take due care and use its and their best efforts to ensure that no actions or statements by it, its employees or representatives are made which directly or indirectly materially adversely interfere, or could with the passage of time, materially adversely interfere with the ordinary course and operation of the business of the Company or its Rigs.

         9.4     False Representations.

                 Buyer will promptly notify Seller in writing if it becomes aware of any fact or condition which makes untrue, or causes to be untrue, any representation or warranty made by Buyer in this Agreement.

         9.5     Buyer Assistance.

                 At Seller's cost, Buyer shall cooperate and provide Seller with true and correct financial statements, documents or other information reasonably necessary for Seller's use in connection with any approvals or regulatory filings to be obtained or made by Seller, as set forth in Section
3.32 above, for the consummation of the transactions contemplated hereby.
Buyer agrees to and does hereby indemnify and hold harmless Seller from and against any action, claim or loss arising out of Buyer's failure to comply with the provisions of this Section 9.5.

10.      OTHER COVENANTS.

         10.1    Post Closing Assistance.

                 After the Closing, Buyer shall give Seller and its authorized representatives reasonable access, upon prior written notice and during normal business hours, to books and records of the Company relating to periods prior to the Closing (including, but not limited to, all records necessary for purposes of Seller in determining the Working Capital Statement in Section 2.3(b)), and Buyer shall permit such persons to examine and copy at Seller's expense such books and records to the extent requested by Seller. Buyer agrees that it shall preserve and keep the records of the business of the Company and of the Assets for a period of three years from the Closing Date, or for any longer period as may be required by any Governmental Agency or ongoing litigation or as requested by Seller in connection with any Tax examination.

         10.2     Company's Employees, Stand Alone Entities.

                 Buyer and Seller each acknowledge the other party's significant interest in the stability, and continued smooth operation and profitability of the Company through the Closing Date and for a reasonable period beyond. Accordingly, Seller agrees that as and from the date of this Agreement until the Closing Date, and Buyer agrees that as and from the Closing Date until the close of business on January 31, 1998:

                 (a) neither Buyer nor Seller will terminate the employment or services of, discharge, lay-off, furlough, suspend, demote in rank or position, or reduce any salaries, bonuses, benefits or perquisites of, any employee, salaried or hourly worker, or of Horizon Engineering (collectively, "Employees") unless any such Employee is terminated for any act of fraud, disloyalty, theft or dishonesty or other reckless or dangerous misconduct;

                 (b) each will cause all existing employment contracts, if any, bonus plans and incentive programs to remain in effect and pay all Employees all of their due compensation, bonuses, incentives and benefits under existing or similar plans and arrangements; and

                 (c) unless otherwise required by Buyer for tax reasons or to mitigate or take advantage of any legal requirements under applicable law:

                          (i)     Buyer will treat and keep the Company as a
stand alone and independent entity and subsidiary of Buyer;

                          (ii)    Buyer will not merge, consolidate, reorganize
or amalgamate the Company into any other company or entity; and

                          (iii)   Buyer will not transfer the controlling
interest in the Shares to any other entity within the group of companies or entities controlled by or affiliated with Buyer, or liquidate the Company.

                 (d)      Buyer and Seller each specifically agree that this
Section 10.2 does and is intended to confer third party beneficiary rights and benefits on all of the Company's Employees and their heirs and successors.

         10.3    Employee Benefits.

                 Except as otherwise indicated in this Section 10.3, all capitalized terms used in this Section 10.3 shall be as defined in Section 3.9 or as otherwise defined in this Agreement.

                 (a) On or prior to the day prior to the Closing Date, Seller shall (i) cause the Company to file annual reports (Form 5500 series) for all plan years of the Hercules Offshore Corporation Nonqualified Plan's existence (any penalties, costs, taxes, interest, fees, sanctions, and expenses associated with such filings shall be borne by Seller) and (ii) produce to Buyer on or prior to the Closing Date resolutions of the boards of directors of the Company and Seller, filings, and all other documents establishing to the satisfaction of Buyer that such action has been completed.

                 (b) On or prior to the day prior to the Closing Date, Seller shall (i) cause the Company to take whatever action is necessary to correct retroactively any operational and form defects in the Hercules Offshore Corporation 401(k) Plan (the "401(k) Plan") and to obtain a determination from the Internal Revenue Service that the 401(k) Plan is and was for all periods of its existence a qualified plan under Section 401(a) of the Code (any penalties, costs, taxes, interest, fees, sanctions, and expenses associated with such action shall be borne by Seller) and (ii) produce to Buyer resolutions of the boards of directors of the Company and Seller and all other documents establishing to the satisfaction of Buyer that all such actions have been completed.

                 (c) With respect to each "qualifying event" (within the meaning of Section 603 of ERISA and Section 4980B(f)(3) of the Code) that occurred on or prior to the Closing Date, Seller shall cause to be provided to all employees and former employees of the Company sufficient medical, mental health, vision, dental, and other group health plan benefits to satisfy the obligations, if any, of Seller, the Company, any Commonly Controlled Entity (as defined in Section 3.9(c)(xii)), and Buyer under the continuation of coverage provisions described in Section 4980B of the Code and
Section 601 through 608 of ERISA ("COBRA") and any similar continuation of health coverage provisions under applicable state law. On or prior to the Closing Date, Seller shall cause to be corrected all violations of such continuation of health coverage provisions, and all penalties, costs, taxes, interest, fees, benefits, expenses, and damages associated with such correction and violations shall be borne by Seller. Exhibit 10.3(c) lists all employees and former employees who currently are covered (or are within the election period to elect coverage) under any Company group health plan pursuant to such continuation of health coverage provisions.

                 (d) Seller shall retain or assume and be liable for all past, present, and future obligations and liabilities of Seller, the Company and any Commonly Controlled Entity arising out of any law or contract with respect to the 401(k) Plan, the Nonqualified Plan, and COBRA obligations associated with any group health plan maintained by the Company or Seller in connection with any event commencing, occurring, or failing to occur on, or prior to the Closing Date, and Seller agrees to indemnify Buyer and any Commonly Controlled Entity (as defined in Section 3.9(c)(xii) of this Agreement), and their directors, officers and employees with respect to any loss, liability, assessment, taxes, interest, penalties, judgments, and employee benefit claims (including any and all costs and fees related to proceedings establishing such loss, liability, assessment, taxes, interest, penalties, judgments, or employee benefit claims) arising out of any law or contract with respect to the 401(k) Plan, the Nonqualified Plan, and COBRA obligations associated with any group health plan maintained by the Company or Seller in connection with any event commencing, occurring, or failing to occur on, or prior to the Closing Date. Notwithstanding any other provision in this Agreement to the contrary, the indemnity provided in this Section 10.3(d) shall survive the Closing for the duration of all applicable statutes of limitation, shall be in addition to any other indemnities provided in this Agreement and shall not be subject to any restrictions imposed in this Agreement upon any such other indemnities.

         10.4    Certain Tax Matters.

                 (a) With respect to each Tax Return covering a taxable period beginning on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to the Company (other than the Tax Returns described in Section 3.10, Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax items required to be included therein. Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to the Company for the Pre-Closing Taxable Period.

                 (b) At least thirty (30) days prior to the due date (including extensions) of such Tax Return, Buyer shall deliver to Seller a copy of such Tax Return and its pre-closing allocation determinations. If Seller disagrees with such allocation, it shall notify Buyer in writing within seven
(7) days after receipt by Seller of the Buyer's Tax Return and allocation determinations, listing the items disputed and detailed reasons for its dispute. If Seller and Buyer cannot agree on the disputed items within five
(5) days after receipt by Buyer of Seller's dispute notice, Buyer and Seller shall appoint a mutually agreeable independent "Big Six" accounting firm to review the

Tax Return and Buyer's determinations. The findings and allocations of such independent accounting firm shall be conclusive and binding on Buyer and Seller.

                 (c) Buyer and Seller shall cause such independent review to be completed within fifteen (15) days after the appointment of the independent accounting firm, if possible. If the independent accounting firm's report determines that Buyer's Tax Return and allocation determinations are incorrect, Seller and Buyer shall share the costs of such report equally. If the report determines that Buyer's determinations are correct, Seller alone shall pay the costs of such report. If the amount of Tax so determined to be attributable to the Pre-Closing Taxable Period exceeds the amount reflected as a current liability for such Tax on the Working Capital Statement, Seller shall pay to Buyer the amount of such excess Tax not more than ten (10) days after Seller either (i) agrees with Buyer's determinations or (ii) receives the independent auditor's final determinations, whichever is earlier. If the amount of tax determined to be attributable to the Pre-Closing Taxable Period is less than the amount reflected as a liability for such Tax Return on the Working Capital Statement, Buyer shall pay Seller the amount of such deficiency within ten (10) days after the allocation was finally determined in the manner set forth above. Buyer shall cause the Company to file timely such Tax Return with the appropriate taxing authority and to pay timely the amount of Taxes shown to be due on such Tax Return.

                 (d) Any Tax Return to be prepared pursuant to the provisions of this Section 10.4 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, unless otherwise agreed by the Parties hereto or except for changes required by changes in law.

                 (e) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Seller (including workpapers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                 (f) Buyer shall grant or cause the Company to grant Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Company within the possession of Buyer, (including workpapers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                 (g) If subsequent to the Closing, the Company or any other entity within Buyer's group of Companies should be audited with respect to any taxable period (including the Pre-Closing Taxable Period) prior to the Closing Date, Buyer shall permit Seller's representatives to participate fully (including attending all auditing discussions or meetings with the IRS) in any such audit.

                 (h) Each of the parties hereto will preserve and retain all schedules, workpapers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                 (i) The Tax matters set forth in this Section 10.4 shall survive until the close of business on the date which is five (5) days after the end of any applicable statutes of limitation. In the event of a conflict between the provisions of Section 3.10 or this Article 10 and any other provisions of this Agreement, the provisions of Section 3.10 or this Article 10 shall control.

         10.5    Taking of Necessary Action.

                 The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby as promptly as possible.

         10.6    Press Releases and Public Announcements.

                 Neither Buyer nor Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without prior written approval of both Buyer or Seller; provided, however, that either party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use all reasonable efforts to advise the other party prior to making the disclosure).

         10.7    Shareholder Advances.

                 Seller agrees to pay or cause to be repaid to the Company all Shareholder Advances. Such repayment shall be made on the same date the Working Capital Adjustment is paid, as set forth in Section 2.3 above.

11.      EXPENSES.

         Buyer and Seller shall each pay their own expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, all legal and accounting expenses and fees and other fees of their representatives or agents. The parties shall each pay their own filing fees and other expenses in connection with any required HSR filings required by applicable law and any other regulatory or governmental filings and approvals required for the transactions contemplated hereby.

12.      TERMINATION.

         12.1    Causes for Termination.

                 This Agreement may be terminated at or at any time prior to the Closing:

                 (a)      by mutual consent in writing of Buyer and Seller;

                 (b)      by Buyer (a "Buyer Termination Event"), as follows:

                          (i)     if for any reason not the fault or cause or
within the control of Buyer or its representatives, the Closing does not occur prior to December 31, 1997;

                          (ii)    if the Buyer is entitled to terminate pursuant
to the provisions of Section 8.5;

                          (iii)   upon a breach on the part of Seller of any
representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, and such breach or change causes, or would with the passage of time cause, a Material Adverse Effect to the Company; or

                          (iv)    Seller terminates or takes any affirmative
action seeking to terminate this Agreement for any reason other than a Seller Termination Event.

                 (c)      by Seller (a "Seller Termination Event"), as follows:

                          (i)     if for any reason not the fault or cause or
within the control of Seller or its representatives, the Closing does not occur prior to December 31, 1997;

                          (ii)    upon a material breach on the part of Buyer
of any representation, warranty, covenant or agreement set forth in this Agreement, or if any material representation or warranty of Buyer shall have become untrue in any material respect; or

                          (iii)   Buyer terminates or takes any affirmative
action seeking to terminate this Agreement for any reason other than a Buyer Termination Event; or

                 (d)      by either Buyer or Seller, as follows:

                          (i)     Buyer is unable to obtain the financing
necessary to close and otherwise consummate this transaction;

                          (ii)    for any reason, not the fault or cause or
within the control of the party seeking to terminate, the parties are unable to complete the purchase of the HRC shares on or prior to the Closing Date under the provisions of the HRC Agreement; or

                          (iii)   Seller is unable, despite best efforts, to
obtain the necessary approval of (x) its shareholders, (y) the Malaysian Securities Commission or (z) the Kuala Lumpur Stock Exchange, or either Buyer or Seller are unable to obtain the approval, if necessary, of any Governmental Agency under HSR.

         12.2    Effect of Termination; Liquidated Damages; Fees.

                 (a) In the event of termination of this Agreement, this Agreement shall forthwith become null and void and, except as otherwise specifically provided herein, there shall be no liability on the part of either Buyer or Seller or their respective officers, directors, employees or agent.

                 (b) Notwithstanding any other provision to the contrary contained in this Agreement, (i) if this Agreement is terminated for any reason or cause set forth in Sections 12.1(c)(iii) or 12.1(d)(i) (unless failure to obtain the financing is due to a major financial market collapse which significantly impairs Buyer's ability to raise financing prior to Closing due to reasons other than the Buyer's own financial standing) or, if due to Buyer's fault or cause or within its control, 12.1(d)(ii), then Buyer shall pay to Seller in cash, by wire transfer, within five (5) business days after such termination, the sum of $5,000,000, or (ii) if this Agreement is terminated due to any of (w) the failure of the Seller's board of directors, for any reason, to recommend the completion of the sale of Shares contemplated hereby, (x) Salehuddin Hashim, for any reason, fails to vote all of his shares of the Company affirmatively for the completion of the sale to Buyer of the Shares contemplated hereby, (y) if due to Seller's fault or cause or within its control, 12.1(d)(ii) or (z) any reason or cause set forth in Section 12.1(b)(iv), Seller shall pay to Buyer in cash, by wire transfer within five
(5) business days after such transaction, the sum of $5,000,000. All termination payments in this Section 12.2(b) shall be by way of liquidated damages and not be deemed a penalty; furthermore, nothing contained herein shall be construed as or deemed to be a waiver or cancellation of Sections 5.2 or 5.3 above or 12.2(c) below.

                 (c) In no event shall either Seller or Buyer be liable for any consequential damages; provided, however that nothing contained in this Agreement shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

13.      NOTICES.

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and delivered, when given in person or by prepaid telegram or telefax, acknowledgment received, or mailed first class, postage prepaid, registered or certified mail, as follows:

                 If to Buyer:

                          Parker Drilling Company
                          Eight East Third Street
                          Tulsa, Oklahoma 74103
                          Attn: Robert L. Parker, Jr.
                          Telephone: (918) 631-1212
                          Facsimile: (918) 631-1253

                 With a copy to:

                          Vinson & Elkins, L.L.P.
                          1001 Fannin, Suite 2300
                          Houston, Texas 77002
                          Attn: T. Mark Kelly
                          Telephone: (713) 758-4592
                          Facsimile: (713) 615-5531

                 If to Seller:

                          Trenergy (Malaysia) BHD.
                          Wisma ISP, No. 29A, Jalan Tamam U Thant
                          55000 Kuala Lumpur, Malaysia
                          Telephone: 011-603-242-1033
                          Facsimile: 011-603-242-5621

                 With a copy to:

                          M.A. (Tony) Nunes
                          Griggs & Harrison, P.C.
                          1301 McKinney, Suite 3200
                          Houston, Texas  77010
                          Facsimile: (713) 651-1944
                          Telephone: (713) 651-0600


14.      GENERAL.

         14.1    Entire Agreement.

                 This Agreement, together with all exhibits hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, among the parties concerning such subject matter, with the exception of the Confidentiality Agreement executed by Seller, the Company, HRC and Buyer on April 11, 1997, as extended, which shall continue in full force and effect and bind Buyer and Seller hereunder.

         14.2    Amendments.

                 This Agreement may not be amended except by an instrument in writing specifically amending same signed by Seller and Buyer.

         14.3    Waivers.

                 No waiver by a party of any default by the other party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default whether of a like or of a different character.

         14.4    Headings.

                 The headings used in this Agreement are for the convenience of reference only and shall not be construed to define or limit any of the provisions hereof.

         14.5    Severability.

                 In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

15.      ARBITRATION.

         15.1    Rules.

                 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration under the general Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as same is supplemented and modified by its International Arbitration Rules and Procedures, by three arbitrators appointed in accordance with Section 15.2 of this Agreement. All arbitration proceedings shall be conducted, and any awards handed down shall be, in the English language.

         15.2    Powers and Selection.

                 (a) The party that submits a dispute to the AAA under this Agreement shall name in its submission one arbitrator. The party against whom the request for arbitration is filed must select an arbitrator and notify the other party and the AAA of its selection within ten (10) days of receipt of written notice from the AAA of the other party's demand for arbitration. If either party fails to notify the AAA of its selection, within ten (10) days after written notice by the AAA to do so, the AAA is empowered to select an arbitrator for such party. The two arbitrators selected by the parties shall mutually select a third arbitrator to chair the arbitral panel and notify the AAA of their selection within fifteen
(15) days after the appointment of the two party-appointed arbitrators. If the arbitrators selected by the parties are unable to agree on a third arbitrator within such time period, then the AAA shall appoint the third arbitrator.

                 (b) The arbitrators shall have the power to gather such materials, documents, information, testimony and evidence as they deem relevant to the dispute and the parties shall provide such materials, documents, information, testimony and evidence requested by the arbitrators, except to the extent that it is proprietary, subject to third-party confidentiality restrictions or subject to an attorney-client or other legal privilege. Any challenge to a claim of privilege shall be resolved by the arbitrators.

         15.3    Venue.

                 Arbitration conducted pursuant to this Agreement shall be held in New York, New York. Judgment on any award resulting therefrom may be entered in and enforced by any court having jurisdiction over any of the parties (or the assets of any of the parties) against whom such award is rendered, and the parties hereby waive any claim of immunity to such enforcement. Any awards hereunder shall be deemed to be non-domestic and may also be enforced in accordance with the provisions of the New York Convention on the Enforcement of Foreign Arbitral Awards (1958), as adopted and codified by the United States of America.

         15.4    Award.

                 The arbitrators shall commence and conclude the arbitration and render their award within one hundred twenty (120) days of either party's demand for arbitration. The award rendered by the arbitrators shall be the sole and exclusive remedy of the parties regarding any claims, counterclaims, issues or accounting arising under this Agreement or the transactions contemplated hereby (whether sounding in contract or tort). The arbitrators may make any award of money damages or provide specific performance or injunctive relief, including awarding interest and attorneys' fees. Any award shall be final and binding on the parties and non-appealable, and the arbitrators shall give written reasons for their award.

         15.5    Service.

                 Service of any and all notices of arbitration hereunder may be made by either party on the other in the manner and to the address set forth in
Section 13 hereof and service thus made shall be taken and held to be valid personal service upon such party by any party to this Agreement on whose behalf such service is made.

         15.6    Costs.

                 All administrative costs of the American Arbitration Association together with all fees and expenses of the arbitrators shall be borne equally by the parties and all costs, fees and expenses incident to enforcing any award shall be charged to and borne by the party resisting the award.

16.      GOVERNING LAW.

         16.1    Arbitration Provisions.

                 Section 15 shall be governed by the procedural rules of the American Arbitration Association and, to the extent applicable, the United States Federal Arbitration Act, Title 9, United States Code.

         16.2    Other Provisions.

                 Except as provided in Section 16.1, this Agreement shall be construed in accordance with the laws of the State of Texas, excluding, however, any Texas conflict of laws' rules that would refer the resolution of any issue to the law of a jurisdiction other than the State of Texas.

17.      COUNTERPARTS.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

18.      NO THIRD-PARTY BENEFICIARIES.

         Except as set forth in Section 10.2(d), this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

19.      SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that, subject to the provisions of
Section 10.2, Buyer may assign its rights hereunder to any of its affiliates, but such assignment shall not relieve Buyer of any of its obligations or indemnities hereunder, and Seller may assign its rights and interests in and to any of the Purchase Price to any other party provided such assignment of proceeds shall not relieve Seller of any of its obligations or indemnities hereunder.

20.      CONSTRUCTION.

         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

21.      INCORPORATION OF EXHIBITS AND SCHEDULES.

         The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

22.      SPECIFIC PERFORMANCE.

         The parties hereto agree that this Agreement and any provisions hereof (including but not limited to the provisions of Section 10.2) shall be specifically enforceable and the parties hereto hereby waive any defense to
such a proceeding in equity that monetary damages are sufficient.          IN
WITNESS WHEREOF, Buyer and Seller have each caused this Stock Purchase Agreement to be executed as of the date first written above by its duly authorized officers.

                          SIGNATURES ON FOLLOWING PAGE

                                           PARKER DRILLING COMPANY


                                           By
                                             -----------------------------
                                           Name
                                               ---------------------------
                                           Title
                                                --------------------------

                                           PARKER DRILLING OFFSHORE
                                           COMPANY

                                           By
                                             -----------------------------
                                           Name
                                               ---------------------------
                                           Title
                                                --------------------------

                                           TRENERGY (MALAYSIA) BHD


                                           By
                                             -----------------------------
                                           Name
                                               ---------------------------
                                           Title
                                                --------------------------

                                LIST OF EXHIBITS

        1.1(i)        Capital Leases.

        1.1(ii)       Drilling/Workover Contracts.

        1.1(iii)      Shareholder Loans.

        2.4(a)        Projected CAPEX/Form of Agreed CAPEX Survey/Scope of Work.

        2.4(c)        Form of Rig Loans Note.

        2.4(d)        Form of Release of the Rig Loans Note.

        3.3           Required Consents.

        3.5           Authorized and Issued Capital of the Company.

        3.7(a)        Financial Statements.

        3.8(b)        Payments Since Audit Date.

        3.9           Benefit Plans.

        3.10          Tax Returns.

        3.12          Litigation/Claims.

        3.13          Material Defaults/Force Majeure.

        3.14          Permits/Licenses.

        3.15(a)       Real Property Leases.

        3.15(b)       Rigs owned by the Company.

        3.15(c)       Rigs Chartered to or operated by the Company.

        3.15(d)       Personal Property owned by the Company.

        3.15(e)       Other Contracts.

        3.15(f)       Leases/Rental Agreements.

        3.15(g)       Liabilities of the Company.

        3.15(h)       Insurance Policies.

        3.15(i)       Employment Agreements/Severance Benefits.

        3.15(j)       Loans to Officers/Directors/Employees.

        3.16(a)       Inactive Employees.

        3.22          Patents/Trademarks/Permits.

        3.24          Bonds/Letters of Credit.

        3.26(a)       Rigs/Flag/Classification/Recommendations.

        3.27          Title to Assets.

        3.31          Environmental Studies/Investigations.

        6.5           Legal Opinion Matters.

        10.3(c)       Employees on COBRA.